As filed with the United States Securities and Exchange Commission on November 14, 2006

Registration No. 333-138241

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MediciNova, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	33-0927979
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4350 La Jolla Village Drive, Suite 950

San Diego, CA 92122

(858) 373-1500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Yuichi Iwaki, M.D., Ph.D.

MediciNova, Inc.

Chief Executive Officer

4350 La Jolla Village Drive, Suite 950

San Diego, CA 92122

(858) 373-1500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

David R. Snyder, Esq.	Babak Yaghmaie, Esq.
Pillsbury Winthrop Shaw Pittman LLP	Pillsbury Winthrop Shaw Pittman LLP
501 West Broadway, Suite 1100	1540 Broadway
San Diego, California 92101	New York, New York 10036
Phone: (619) 234-5000	Phone: (212) 858-1000
Fax: (619) 236-1995	Fax: (212) 858-1500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (7)
Common Stock, par value $.001 per share
Preferred Stock, par value $.01 per share
Debt Securities
Warrants (2)
Total (3)	$100,000,000(4)	$100,000,000(4)(5)(6)	$10,700

(1)	These offered securities may be sold separately, together or as units with other offered securities.
(2)	The warrants represent rights to purchase the other classes of securities of MediciNova, Inc. registered hereunder.
(3)	This registration statement also registers such indeterminate amounts of securities as may be issued upon conversion or settlement of, or in exchange for, the securities registered hereunder and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, such indeterminable number of shares as may be issued upon conversion or exchange as a result of stock splits, stock dividends or similar transactions.
(4)	Represents an indeterminate number or aggregate principal amount of the securities being registered for issuance at various times and at indeterminate prices, with an aggregate initial offering price not to exceed $100,000,000 or the equivalent thereof in one or more currencies, foreign currency units or composite currencies. Such amount represents the issue price rather than the principal amount of any debt securities issued at original issue discount.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(6)	Exclusive of accrued interest, distributions and dividends, if any.
(7)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. No securities described in this prospectus can be sold until the registration statement that we filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

PROSPECTUS

(Subject to Completion,

dated November 14, 2006)

$100,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

This prospectus relates to shares of common stock, shares of preferred stock, debt securities and debt and equity warrants that we, MediciNova, Inc., may sell from time to time in one or more offerings. The aggregate initial offering price of the securities we may sell in these offerings will not exceed $100,000,000 (such amount represents the issue price rather than the principal amount of any debt securities issued at original issue discount). This prospectus will allow us to issue securities over time. We will provide a prospectus supplement each time we issue securities, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document.

The securities offered by this prospectus and any prospectus supplement may be offered directly or to or through underwriters or dealers. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. You should read this prospectus and each applicable prospectus supplement carefully before you invest in our securities.

Our common stock is quoted on the Hercules Market of the Osaka Securities Exchange under the symbol “4875.” On October 24, 2006, the last reported sale price of our common stock was 120 Japanese Yen (or approximately $1.01) per share (based on an exchange rate of 119 Yen per U.S. Dollar, as quoted on www.oanda.com).

The securities offered or sold under this prospectus involve a high degree of risk. You should carefully consider the Risk Factors beginning on page 4 of this prospectus before purchasing any of the securities offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2006

i

PROSPECTUS SUMMARY

The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus or incorporated by reference. Except as otherwise provided in this prospectus, unless the context otherwise requires, references in this prospectus to “we”, “us” and “our” refer to Medicinova, Inc. You should read the following summary together with the more detailed information, including “Risk Factors” and our financial statements and related notes, before making your investment decision.

Our Business

We are a biopharmaceutical company focused on acquiring and developing novel, small molecule therapeutics. Through strategic alliances primarily with Japanese pharmaceutical companies, we are developing a diversified portfolio of product candidates, each of which we believe has broad patent protection, a well-characterized and differentiated therapeutic profile and attractive commercial potential.

To date, we have acquired license rights to six compounds for the development of eight product candidates, representing what we believe present large market opportunities. Our pipeline includes seven programs in advanced clinical testing for the treatment of asthma, status asthmaticus, multiple sclerosis, interstitial cystitis, preterm labor, cancer and Generalized Anxiety Disorder. The eighth program, which relates to urinary incontinence, has recently entered clinical testing. Our strategy is to advance our clinical programs through the Phase II proof-of-concept stage or beyond and, at appropriate points of high-value inflection, to establish strategic alliances and partnerships to support Phase III clinical testing and commercialization of selected development programs. We may also retain certain promising compounds for further in-house development and potential commercialization.

We believe that our extensive internal diligence process enables us to identify product candidates that combined with our business model can move quickly into the clinical development process in the United States. We typically acquire product candidates with extensive safety and efficacy data that are in late pre-clinical or early clinical development, and in some instances have been commercialized in Japan for other indications. We utilize existing data in preparing investigational new drug (IND) applications or foreign equivalents and in designing additional clinical trials.

We believe that our ability to gain access to and acquire potentially high-value product candidates from Japanese and European pharmaceutical companies is largely attributable to the established relationships and broad industry experience of our global management team. In particular, our relationships with Japanese pharmaceutical companies and executives provide us with a competitive advantage in opportunistically sourcing product candidates from Japanese pharmaceutical companies at attractive terms. We also intend to continue to build a strong portfolio of product candidates through our relationships with large and mid-sized North American and European biotechnology and pharmaceutical companies. Since our inception, we have established relationships with a number of pharmaceutical companies, including Kissei Pharmaceutical, Kyorin Pharmaceutical and Mitsubishi Pharma Corporation in Japan and Angiogene Pharmaceuticals in the United Kingdom, pursuant to which we have obtained rights to develop and market compounds.

The following table summarizes our programs:

Product Candidate	Disease/Indication	Phase of Development	Licensor	Licensed Territory
MN-305	Generalized Anxiety Disorder	Phase II/III completed in Q2, 2006	Mitsubishi Pharma Corporation	Worldwide, except Japan, and certain countries in Asia

MN-001	Interstitial cystitis	Phase II/III enrollment completed in Q3 2006	Kyorin Pharmaceutical	Worldwide, except Japan, China, Taiwan and South Korea

MN-001	Bronchial asthma	Phase III trial to be initiated by the end of 2006	Kyorin Pharmaceutical	Worldwide, except Japan, China, Taiwan, and South Korea

MN-166	Multiple sclerosis	Phase II initiated in 2005	Kyorin Pharmaceutical	Worldwide, except Japan, China, Taiwan and South Korea

MN-221	Status Asthmaticus	Phase II trial to be initiated by the end of 2006	Kissei Pharmaceutical	Worldwide, except Japan

MN-221	Preterm labor	Phase IIa initiated in Q3 of 2006	Kissei Pharmaceutical	Worldwide, except Japan

MN-029	Solid tumors	Phase II/III trial to be initiated by the end of 2006	Angiogene Pharmaceuticals	Worldwide

MN-246	Urinary incontinence	Phase I initiated in Q1, 2006	Mitsubishi Pharma Corporation	Worldwide, except Japan, and certain countries in Asia

Recent Events

On October 31, 2006, we effected a one-for-ten reverse stock split. Our board of directors authorized submitting the reverse stock split to a vote of our stockholders to reduce the number of outstanding shares with the expectation that each share will trade at a higher price. This desire for a higher trading price per share was the result of our Board of Director’s intention that our common stock meet the requirements for listing on the Nasdaq Global Market.

Except as otherwise noted, all information in this prospectus does not give effect to the one-for-ten reverse stock split effected October 31, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell:

•	shares of common stock,

•	shares of one or more series of preferred stock,

•	one or more series of debt securities, and

•	warrants to purchase shares of common stock or preferred stock, debt securities or any combination of such shares and debt securities,

separately, together or as units with other offered securities, in one or more offerings. The aggregate initial offering price of the securities we sell in these offerings, will not exceed $100,000,000 (such amount represents the issue price rather than the principal amount of any debt securities issued at original issue discount). This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplements together with the additional information described below under the heading “Where You Can Find More Information” before you decide whether to invest in the securities.

You should rely only upon the information contained in, or incorporated into, this prospectus and the applicable prospectus supplements that contain specific information about the securities we are offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties set forth below, the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and in any of our other filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, incorporated by reference herein, the information set forth in the section of this prospectus entitled “Information Regarding Forward-Looking Statements,” and all other information contained or incorporated by reference in this prospectus, before you purchase our securities. The following section describes certain risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock and could cause our actual results to differ materially from those expressed or implied in our forward-looking statements.

Risks Related to Our Business

We expect our net losses to continue for at least several years and we are unable to predict the extent of our future losses.

We are a development-stage biopharmaceutical company with a limited operating history. We have incurred significant net losses since our inception. For the three months and six months ended June 30, 2006, we had a net loss of $7.2 million and $15.7 million, respectively. At June 30, 2006, our accumulated deficit was approximately $136.1 million. Our annual net losses may increase over the next several years as we expand and incur significant clinical development costs.

We expect our development expenses to increase in connection with our planned clinical trials for our product candidates and any other development projects that we may initiate. In addition, we expect to incur increased general and administrative expenses including the increased costs to operate as a dual-listed public company. Consequently, we expect to continue to incur significant and increasing operating losses for the foreseeable future.

We do not have any products that are approved for commercial sale and therefore do not expect to generate any revenues from product sales in the foreseeable future.

We have not received, and do not expect to receive for at least the next several years, any revenues from the commercialization of our product candidates. To date, we have not generated any product revenues and have funded our operations primarily from sales of our securities. Our only source of revenues since inception has been from development management services rendered to Asahi Kasei Pharma Corporation and Argenes, Inc., both Japanese pharmaceutical companies, in connection with their clinical development of pharmaceutical product candidates. Our contract with Asahi Kasei Pharma has been completed and we do not expect to generate further revenues from that agreement. We anticipate that we will continue to receive modest revenues for rendering consulting services and that, prior to our commercialization of a product candidate, our consulting revenues, together with out-licensing upfront and milestone payments, will be our primary source of revenues. To obtain revenues from sales of our product candidates, we must succeed, either alone or with third parties, in developing, obtaining regulatory approval for, manufacturing and marketing drugs with market potential. We may never succeed in these activities, and may not generate sufficient revenues to continue our business operations or achieve profitability.

The loss of any rights to develop and market any of our product candidates could significantly harm our business.

We license the rights to develop and market our product candidates. Currently, we have licensed six compounds for the development of the following eight product candidates:

•	MN-001 for bronchial asthma and interstitial cystitis licensed from Kyorin Pharmaceutical;

•	MN-029 for solid tumors licensed from Angiogene Pharmaceuticals;

•	MN-305 for Generalized Anxiety Disorder licensed from Mitsubishi Pharma Corporation;

•	MN-166 for multiple sclerosis licensed from Kyorin Pharmaceutical;

•	MN-221 for preterm labor and status asthmaticus licensed from Kissei Pharmaceutical; and

•	MN-246 for urinary incontinence licensed from Mitsubishi Pharma Corporation.

We are obligated to develop and commercialize these product candidates in accordance with mutually agreed upon terms and conditions. Our ability to satisfy some or all of the terms and conditions of our licensing arrangements is dependent on numerous factors, including some factors that are outside of our control. Our licensing arrangements may be terminated if we breach our obligations under the agreements materially and fail to cure a breach within a specified period of time.

If any of our license agreements is terminated, we would have no further rights to develop and commercialize the product candidate that is the subject of the license. The termination of any of our license agreements would significantly and adversely affect our business.

In order to commercialize a therapeutic drug successfully, a product candidate must undergo clinical trials, which are long, complex and costly, manifest a high risk of failure and can be delayed or suspended.

All eight of our product candidates are in clinical development, the process that is required to receive regulatory approval for commercial sale. The regulatory approval process is long, complex and costly. It may take several years to complete the clinical development necessary to commercialize a drug, and delays or failure can occur at any stage, which may result in our inability to market and sell products derived from our product candidates and to generate product revenues. Of the large number of drugs in development, only a small percentage result in the submission of a New Drug Application, or NDA, to the Food and Drug Administration, or FDA, and even fewer are approved for commercialization. Interim results of clinical trials do not necessarily predict final results, and success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials even after promising results in earlier trials.

In connection with clinical trials, we face risks that:

•	a product candidate may not prove to be efficacious;

•	patients may die or suffer other adverse effects for reasons that may or may not be related to the product candidate being tested;

•	the results may not confirm the positive results of earlier trials; and

•	the results may not be acceptable to the FDA or other regulatory agencies.

To date, we have regulatory approval to conduct clinical trials for all eight product development programs. Investigational New Drug, or IND, applications were approved and are active for six product candidates. We have Clinical Trial Authorizations, or CTAs, the equivalent of a U.S. IND, approved and active to conduct a Phase II study for MN-166 in patients with multiple sclerosis in five countries in Eastern Europe and a CTA approved in Canada to conduct a Phase I study for MN-246 in healthy subjects.

The commencement of clinical trials can be delayed for a variety of other reasons, including delays in:

•	demonstrating sufficient safety to persuade regulatory authorities to allow a clinical trial to begin;

•	reaching agreement on acceptable terms with prospective contract research organizations and clinical trial sites;

•	manufacturing sufficient quantities of a product candidate;

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site; and

•	obtaining sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease and the eligibility criteria for the clinical trial.

Once a clinical trial has begun, it may be delayed, suspended or terminated due to a number of factors, including:

•	ongoing discussions with regulatory authorities regarding the scope or design of our clinical trials or requests by them for supplemental information with respect to our clinical trial results;

•	our failure or inability to conduct clinical trials in accordance with regulatory requirements;

•	lower than anticipated retention rates of patients in clinical trials;

•	serious adverse events or side effects experienced by participants; or

•	insufficient supply or deficient quality of product candidates or other materials necessary for the conduct of our clinical trials.

Many of these factors described above may also ultimately lead to denial of regulatory approval of a current or potential product candidate. If we experience delays in our clinical trials, the commercial prospects for our product candidates will be harmed, and our ability to generate product revenues will be delayed.

If we fail to identify and license or acquire other product candidates, we will not be able to expand our business over the long term.

Given that we do not have internal discovery capabilities, our business over the long term is substantially dependent on our ability to license or acquire clinical-stage product candidates and further develop them for commercialization. The success of this strategy depends upon our ability to identify, select and acquire the right product candidates. We have limited experience identifying, negotiating and implementing economically viable product candidate acquisitions or licenses, which is a lengthy and complex process. Also, the market for licensing and acquiring product candidates is intensely competitive and many of our competitors have greater resources than we do. We may not have the requisite capital resources to consummate product candidate acquisitions or licenses that we identify to fulfill our strategy.

Moreover, product candidate acquisitions that we do complete involve numerous risks, including:

•	difficulties in integrating the development program for the acquired product candidate into our existing operations;

•	diversion of financial and management resources from existing operations;

•	risks of entering new markets or technologies;

•	inability to generate sufficient revenues to offset acquisition costs; and

•	delays that may result from our having to perform unanticipated pre-clinical trials or other tests on the product candidate.

For these and other reasons, in the near term, we have determined to place less emphasis on efforts to identify and acquire additional product candidates. If we are not successful in identifying and licensing or acquiring other product candidates over the long term, we will not be able to grow our revenues with sales from new products beyond those revenues, if any, from our existing product candidates and we may fail to achieve or sustain profitability.

If we fail to obtain the capital necessary to fund our operations, we will be unable to develop and commercialize our product candidates.

We have consumed substantial amounts of capital since our inception. From our inception to June 30, 2006, we have an accumulated deficit of $136.1 million. Although we presently believe our existing cash and investments will be sufficient to fund our anticipated cash requirements at least through December 31, 2007, we will require significant additional financing to fund our operations thereafter. Our future capital requirements will depend on, and could increase significantly as a result of, many factors including:

•	progress in, and the costs of, our clinical trials;

•	the costs of securing manufacturing arrangements for clinical or commercial production;

•	the costs involved in filing, prosecuting, enforcing and defending patent claims and other intellectual property rights; and

•	the costs of establishing or contracting for sales and marketing capabilities if we obtain regulatory approval to market our product candidates.

Until we can generate significant continuing revenues, we expect to satisfy our future cash needs through strategic collaborations, private or public sales of our securities, debt financings or by licensing all or a portion of our product candidates, to the extent we are able to do so. We cannot be certain that additional sources of capital will be available to us on acceptable terms, or at all. If sources of capital are not available, we may not be in a position to pursue present or future business opportunities that require financial commitments and we may be required to:

•	terminate or delay clinical trials for one or more of our product candidates;

•	delay establishing sales and marketing capabilities;

•	curtail our efforts to acquire new product candidates; or

•	relinquish rights to our technologies or product candidates.

The terms under which we raise additional capital may harm our business and may significantly dilute stockholders’ ownership interests.

If we raise additional funds through collaborations or licensing arrangements with third parties, we may need to relinquish some rights to our product candidates, including commercialization rights, which may harm our ability to generate revenues and achieve or sustain profitability. If we raise additional funds by issuing equity securities, stockholders may experience substantial dilution. Debt financing, if available, may involve restrictive covenants that may impede our ability to operate our business. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders.

We will depend on strategic collaborations with third parties to develop and commercialize selected product candidates and will not have control over a number of key elements relating to the development and commercialization of these product candidates.

A key aspect of our strategy will be to seek collaborations with partners, such as large pharmaceutical organizations, that are willing to conduct later-stage clinical trials and further develop and commercialize our product candidates. To date, we have not entered into any such collaborative arrangements.

By entering into these strategic collaborations, we may rely on our partners for financial resources and for development, regulatory and commercialization expertise. Our partners may fail to develop or effectively commercialize our product candidates because they:

•	do not have sufficient resources or decide not to devote the necessary resources due to internal constraints such as limited cash or human resources;

•	decide to pursue a competitive potential product that has been developed outside of the collaboration;

•	cannot obtain the necessary regulatory approvals;

•	determine that the market opportunity is not attractive; or

•	cannot manufacture the necessary materials in sufficient quantities from multiple sources or at a reasonable cost.

We may not be able to enter into collaborations on acceptable terms, if at all. We also face competition in our search for partners from other organizations worldwide, many of whom are larger and are able to offer more attractive deals in terms of financial commitments, contribution of human resources, or development, manufacturing, regulatory or commercial expertise and support.

If we are not successful in attracting partners and entering into collaborations on acceptable terms, we may not be able to complete development of, or commercialize one or more of, our product candidates. In such event, our ability to generate revenues and achieve or sustain profitability would be significantly hindered.

We rely on third parties to conduct our clinical trials and perform data collection and analysis, which may result in costs and delays that may hamper our ability to successfully develop and commercialize our product candidates.

Although we design and manage our current clinical trials, we do not have the ability to conduct clinical trials directly for our product candidates. We will rely on contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct our clinical trials and to perform data collection and analysis. In the course of clinical development, we have contracted and will continue to contract with a number of these research organizations, including: Accelsiors CRO and Consultancy Services of Budapest, Hungary; Pharmaceutical Research Associates, Inc. of Lenexa, Kansas; Fulcrum Pharma Developments, Inc. of Durham, North Carolina; Paragon, Inc. of Irvine, California; Quintiles, Inc. of Morrisville, North Carolina and SFBC International of Princeton, New Jersey.

Our clinical trials may be delayed, suspended or terminated if:

•	the third parties upon whom we rely do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines;

•	such third parties need to be replaced; or

•	the quality or accuracy of the data obtained by the third parties is compromised due to their failure to adhere to clinical protocols or regulatory requirements or for other reasons.

Failure to perform by the third parties upon whom we rely may increase our development costs, delay our ability to obtain regulatory approval and prevent the commercialization of our product candidates. While we believe that there are numerous alternative sources to provide these services, if we were to seek such alternative sources, we might not be able to enter into replacement arrangements without delays or additional expenditures.

Our product candidates, if approved for sale, may not gain acceptance among physicians, patients and the medical community, thereby limiting our potential to generate revenues.

Even if our product candidates are approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any approved product candidate by physicians, healthcare professionals and third-party payors, and our profitability and growth will depend on a number of factors, including:

•	relative convenience and ease of administration;

•	the prevalence and severity of any adverse side effects;

•	availability and cost of alternative treatments, including cheaper generic drugs;

•	pricing and cost effectiveness, which may be subject to regulatory control;

•	effectiveness of our or any of our partners’ sales and marketing strategies; and

•	the availability of adequate third-party insurance coverage or reimbursement.

If any product candidate that we develop does not provide a treatment regimen that is as beneficial as the current standard of care or otherwise does not provide patient benefit, that product likely will not achieve market acceptance and our ability to generate revenues from that product candidate would be substantially reduced.

We are dependent on our management team, particularly Yuichi Iwaki, M.D., Ph.D., and if we are unable to attract, retain and motivate Dr. Iwaki and other key management and scientific staff, our drug development programs may be delayed and we may be unable to develop successfully or commercialize our product candidates.

We are dependent upon the continued services of our executive officers and other key personnel, particularly Yuichi Iwaki, M.D., Ph.D., a founder of the Company and the Executive Chairman of our Board of Directors and our President and Chief Executive Officer and Acting Chief Financial Officer, who has been instrumental in our ability to in-license product candidates from Japanese pharmaceutical companies and secure financing from Japanese institutions. The relationships that certain of our key managers have cultivated with pharmaceutical companies from whom we license product candidates and to whom we expect to out-license product candidates make us particularly dependent upon their continued employment with us. We are also substantially dependent on the continued services of our existing project management personnel because of the highly technical nature of our product development programs.

If and when we acquire or license new product candidates, our success will depend on our ability to attract, retain and motivate highly qualified management and scientific personnel to manage the development of these new product candidates. In particular, our drug development programs depend on our ability to attract and retain highly experienced development and regulatory personnel. In addition, we will need to hire additional personnel as we continue to expand our clinical development and other development activities. We face competition for experienced scientists and other technical and professional personnel from numerous companies and academic and other research institutions. Competition for qualified personnel is particularly intense in the San Diego, California area, where our offices are located. Our short operating history and the uncertainties attendant to being a development-stage biopharmaceutical company could impair our ability to attract and retain personnel and impede the achievement of our development and commercialization objectives.

Although we have employment agreements with key members of management, each of our employees, subject to applicable notice requirements, may terminate his or her employment at any time. We do not carry “key person” insurance covering members of senior management. If we lose any of our key management personnel, we may not be able to find suitable replacements and our business would be harmed.

If we are unable to establish our sales and distribution capabilities, we will be unable to successfully commercialize our product candidates.

To date, we have not sold, marketed or distributed any pharmaceutical products. If we are successful in developing and obtaining regulatory approvals for the product candidates in our programs or acquire other products, we may need to establish sales, marketing and distribution capabilities on our own or with partners. Developing an effective sales and marketing force will require a significant amount of our financial resources and time. We may be unable to establish and manage an effective sales force in a timely or cost-effective manner, if at all, and any sales force we do establish may not be capable of generating demand for our products, therefore, hindering our ability to generate revenues and achieve or sustain profitability. Although we intend to establish strategic collaborations to market the products in our programs outside the United States, if we are unable to establish such collaborations, we may be required to market our product candidates outside of the United States directly. In that event, we may need to build a corresponding international sales and marketing capability with technical expertise and with supporting distribution capabilities.

We will need to increase the size of our organization, and we may encounter difficulties managing our growth, which could adversely affect our results of operations.

We will need to expand and effectively manage our operations and facilities in order to advance our drug development programs, achieve milestones under our collaboration agreements, facilitate additional collaborations and pursue other development activities. For example, we intend to hire additional personnel in clinical development, regulatory affairs and corporate development to further strengthen our core competencies.

Similarly, we are likely to hire additional management and administrative personnel to manage our business and affairs as we continue to grow. In addition, we will have to develop sales, marketing and distribution capabilities for the product candidates in our programs. The scope and timing of these hires is highly uncertain and remains subject to the success of our current product candidate development programs.

To manage our growth, we will be required to continue to improve our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. Meeting our public reporting obligations and other regulatory requirements in the United States and Japan places additional demands on our limited resources. We may not successfully manage the expansion of our operations and, accordingly, may not achieve our development and commercialization goals.

We expect that our results of operations will fluctuate, which may make it difficult to predict our future performance from period to period.

Our quarterly operating results have fluctuated in the past and are likely to continue to do so in the future. Some of the factors that could cause our operating results to fluctuate from period to period include:

•	the status of development of our product candidates and, particularly, the timing of any milestone payments to be paid under our licensing agreements;

•	the incurrence of clinical expenses that could fluctuate significantly from period to period;

•	the unpredictable effects of collaborations during these periods;

•	the timing of our satisfaction of applicable regulatory requirements, if at all;

•	the rate of expansion of our clinical development and other internal development efforts;

•	the effect of competing technologies and products and market developments; and

•	general and industry-specific economic conditions.

We believe that quarterly or yearly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

Relying on third-party manufacturers may result in delays in our clinical trials and product introductions as well as increased costs.

We have no manufacturing facilities, and we do not intend to develop facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future. We are contracting with third-party manufacturers to produce, in collaboration with us, sufficient quantities of our product candidates for clinical trials. While we believe that there are competitive sources available to manufacture our product candidates, we may not be able to enter into arrangements without delays or additional expenditures. We cannot estimate these delays or costs with certainty. To date, these manufacturers have met the requirements of our programs; however, we have only required the manufacture of our product candidates in very limited volume because we do not have any commercialized product.

Our manufacturers will be obliged to operate in accordance with FDA-mandated or International Convention on Harmonization (ICH) current good manufacturing practices, or cGMPs. A failure of any of our contract manufacturers to establish and follow cGMPs and to document their adherence to such practices may lead to significant delays in clinical trials, or in obtaining regulatory approval of product candidates or the ultimate launch of our products into the market. In addition, changing contract manufacturers is difficult. For example, doing so requires re-validation of the manufacturing processes and procedures in accordance with cGMPs, which may be costly and time-consuming. Failure by our third-party manufacturers or us to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of the government to grant pre-market approval of drugs, delays, suspension or withdrawal of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions.

We may not be able to manufacture our product candidates in commercial quantities, which would prevent us from commercializing our product candidates.

To date, our product candidates have been manufactured in small quantities for pre-clinical and clinical trials. If any of these product candidates are approved by the FDA or other regulatory agencies for commercial sale, we will need to manufacture them in larger quantities. We may not be able to increase successfully the manufacturing capacity, whether in collaboration with third-party manufacturers or on our own, for any of our product candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. If we are unable to increase successfully the manufacturing capacity for a product candidate, the regulatory approval or commercial launch of that product candidate may be delayed or there may be a shortage in supply. Our product candidates will require precise, high quality manufacturing. Our failure to achieve and maintain these high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could harm our business, financial condition and results of operations.

Materials necessary to manufacture our products may not be available on commercially reasonable terms, or at all, which may delay the development and commercialization of our products.

We rely on the manufacturers for our products to purchase from third-party suppliers the materials necessary to produce the compounds for our clinical trials and for commercial distribution, if we obtain marketing approval for any of our product candidates. Suppliers may not sell these materials to our manufacturers at the time we need them or on commercially reasonable terms. We do not have any control over the process or timing of the acquisition of these materials by our manufacturers. Moreover, we currently do not have any agreements for the production of these materials. If our manufacturers are unable to obtain these materials for our clinical trials, product testing and potential regulatory approval of our products would be delayed, significantly impacting our ability to develop the product candidate. If our manufacturers or we are unable to purchase these materials after regulatory approval has been obtained for our products, the commercial launch of our products would be delayed or there would be a shortage in supply of our products, which would harm our ability to generate revenues and achieve or sustain profitability.

Risks Related to Our Intellectual Property

Our ability to compete may decline if we do not adequately protect our proprietary rights.

To date, we have obtained licensed rights to ten issued U.S. patents and two U.S. patent applications. We also have obtained licensed rights to 64 issued and pending foreign patents corresponding to these U.S. patents.

The patents to which we have licensed rights are set to expire between 2009 and 2023. In particular, a U.S. composition of matter patent for MN-001 that was issued on January 15, 1991 is set to expire on February 23, 2009, and a U.S. composition of matter patent for MN-002 that was issued on March 1, 1994 is set to expire on December 30, 2011. The U.S. composition of matter patent for MN-305 that was issued December 1, 1992 is set to expire March 14, 2011. In addition to these licensed rights, we hold two issued U.S. patents, as well as one U.S. patent application relating to MN-001 and its metabolite, MN-002. These patents and pending patent applications contain claims directed to, among other things, compounds, compositions, methods of use and/or methods of manufacture.

The patent protection of our product candidates and technology involves complex legal and factual questions. In general, our license agreements give us a right, but not an obligation, to enforce our patent rights. We cannot be certain that any of the patents or patent applications owned by us or our licensors related to our product candidates and technology will provide adequate protection from competing products. Our success will depend, in part, on whether we or our licensors can:

•	obtain and maintain patents to protect our product candidates;

•	obtain and maintain any required or desirable licenses to use certain technologies of third parties, which may be protected by patents;

•	protect our trade secrets and know-how;

•	operate without infringing the intellectual property and proprietary rights of others;

•	enforce the issued patents under which we hold rights; and

•	develop additional proprietary technologies that are patentable.

The degree of future protection for our proprietary rights is uncertain. For example:

•	we might not have been the first to make the inventions covered by each of our pending patent applications;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications will result in issued patents;

•	any patents under which we hold rights may not provide us with a basis for commercially viable products, may not provide us with any competitive advantages or may be challenged by third parties as invalid, or unenforceable under U.S. or foreign laws;

•	any of the issued patents under which we hold rights may not be valid or enforceable or may be circumvented successfully; or

•	we may not develop additional proprietary technologies that are patentable.

Proprietary trade secrets and unpatented know-how may also prove to be very important to our future research and development activities. However, we cannot be certain that others will not develop the same or similar technologies on their own. We have taken steps, including entering into confidentiality agreements with all of our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors, to protect our trade secrets and unpatented know-how. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm our business.

There is significant litigation in our industry regarding patent and other intellectual property rights. While we are not currently subject to any pending litigation, and are not aware of any threatened litigation, we may be exposed to future litigation by third parties based on claims that our product candidates, technologies or activities infringe the intellectual property rights of others. There are many patents relating to chemical compounds and the uses thereof. If our compounds are found to infringe any such patents, we may have to pay significant damages. A patent holder could prevent us from importing, making, using or selling the patented compounds. We may need to resort to litigation to determine the scope and validity of third-party proprietary rights. Similarly, we may be subject to claims that we have inappropriately used or disclosed trade secrets or other proprietary information of third parties. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. We may not be able to afford the costs of litigation. Any legal action against us or our collaborators could lead to:

•	payment of damages, potentially treble damages, if we are found to have willfully infringed a third party’s patent rights;

•	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell our products;

•	we or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms; or

•	significant cost and expenses, as well as distraction of our management from our business.

As a result, we could be prevented from commercializing current or future products.

Risks Related to Our Industry

We are subject to stringent regulation of our product candidates, which could delay the development and commercialization of our products.

We, our third-party manufacturers, contractors, suppliers, partners, and our product candidates are subject to stringent regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in other countries. None of our product candidates can be marketed in the United States until approved by the FDA. None of our product candidates has been approved, and we may never receive FDA approval for any of our product candidates. Obtaining FDA approval typically takes many years and requires substantial resources. Even if regulatory approval is obtained, the FDA may impose significant restrictions on the indicated uses, conditions for use and labeling of such products. Additionally, the FDA may require post-approval studies, including additional research and development and clinical trials. These regulatory requirements may limit the size of the market for the product or result in the incurrence of additional costs. Any delay or failure in obtaining required approvals could substantially reduce our ability to generate revenues from the particular product candidate.

In addition, both before and after regulatory approval, we, our partners, and our product candidates are subject to numerous FDA requirements covering, among other things, testing, manufacturing, quality control, labeling, advertising, promotion, distribution and export. The FDA’s requirements may change and additional government regulations may be promulgated that could affect us, our partners, and our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad.

In order to market our products outside of the United States, we and our strategic partners and licensees must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA approval in the United States. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. Our product candidate may not be approved for all indications that we request, which would limit the uses of our product and adversely impact our potential royalties and product sales. Such approval may be subject to limitations on the indicated uses for which the product may be marketed or require costly, post-marketing follow-up studies.

If we fail to comply with applicable regulatory requirements in the United States and other countries, among other things, we may be subject to fines and other civil penalties, delays in approving or failure to approve a product, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, interruption of manufacturing or clinical trials, injunctions and criminal prosecution, any of which would harm our business.

If our competitors develop and market products that are more effective than our product candidates, they may reduce or eliminate our commercial opportunities.

Competition in the pharmaceutical industry is intense and is expected to increase. We face competition from pharmaceutical and biotechnology companies, as well as numerous academic and research institutions and governmental agencies, both in the United States and abroad. Some of these competitors have products or are pursuing the development of drugs that target the same diseases and conditions that are the focus of our product development programs.

Our competitors could have products that are in advanced development and may succeed in developing drugs that are more effective, safer and more affordable or more easily administered than ours, or that achieve patent protection or commercialization sooner than our products. Our competitors may also develop alternative therapies that could further limit the market for any drugs that we may develop.

In many of our target disease areas, potential competitors are working to develop new compounds with different mechanisms of action, and attractive efficacy and safety profiles. Many of our competitors have substantially greater financial, human and research and development resources, manufacturing, sales and marketing capabilities and production facilities than we do. Smaller companies also may prove to be significant competitors, particularly through proprietary research discoveries and collaboration arrangements with established pharmaceutical companies.

Rapid technological change could make our products obsolete.

Biopharmaceutical technologies have undergone rapid and significant change and we expect that they will continue to do so. As a result, there is significant risk that our current product candidates may be rendered obsolete or uneconomical by new discoveries before we recover any expenses incurred in connection with their development. If our product candidates are rendered obsolete by advancements in biopharmaceutical technologies, our future prospects will suffer.

Consumers may sue us for product liability, which could result in substantial liabilities that exceed our available resources and damage our reputation.

Developing and commercializing drug products entails significant product liability risks. Liability claims may arise from our and our partners’ use of products in clinical trials and the commercial sale of those products.

Consumers may make product liability claims directly against us and/or our collaborators, and our collaborators or others selling these products may seek contribution from us if they incur any loss or expenses related to such claims. We currently have insurance that covers our clinical trials. We believe our current insurance coverage is reasonably adequate at this time. We will, however, need to increase and expand this coverage as we commence additional clinical trials, as well as larger scale trials, and if our product candidates are approved for commercial sale. This insurance may be prohibitively expensive or may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products that we or one of our partners develop. Product liability claims could have a material adverse effect on our business and results of operations. Liability from such claims could exceed our total assets if we do not prevail in any lawsuit brought by a third party alleging that an injury was caused by one or more of our drug products.

Health care reform measures could adversely affect our business.

The business and financial condition of pharmaceutical and biotechnology companies are affected by the efforts of governmental and third-party payers to contain or reduce the costs of health care. In the United States and in foreign jurisdictions there have been, and we expect that there will continue to be, a number of legislative and regulatory proposals aimed at changing the health care system. For example, in some countries other than the United States, pricing of prescription drugs is subject to government control, and we expect proposals to implement similar controls in the United States to continue. Another example of proposed reform that could affect our business is the current discussion of drug reimportation into the United States. In 2000, Congress directed the FDA to adopt regulations allowing the reimportation of approved drugs originally manufactured in the United States back into the United States from other countries where the drugs were sold at lower prices. Although the Secretary of Health and Human Services has refused to implement this directive, in July 2003, the House of Representatives passed a similar bill that does not require the Secretary of Health and Human Services to act. The reimportation bills have not yet resulted in any new laws or regulations; however, these and other initiatives could decrease the price we or any potential collaborators receive for our product candidates once they are approved for sale, adversely affecting our future revenue growth and potential profitability. Moreover, the pendency or approval of such proposals could result in a decrease in our stock price or our ability to raise capital or to obtain strategic partnerships or licenses.

Risks Related to the Market for our Common Stock

Our stock price may be volatile, and you may not be able to resell our shares at a profit or at all.

The trading price of our common stock is subject to significant fluctuation. For example, since the date of our initial public offering through June 30, 2006, our stock has traded as high as approximately $4.19 and as low as approximately $0.89. The trading market for our common stock also may be influenced by the research and reports that industry or securities analysts publish about us or our industry. If one or more of the analysts who may cover us or our industry were to publish an unfavorable research report or to downgrade our stock, our stock price likely would decline. If one or more of these analysts were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

If the holders of the shares purchased prior to our initial public offering were to determine to sell all or a significant portion of their shares at one time, there would be significant downward pressure on our stock price and it may be difficult to sell your shares.

On September 19, 2005, we filed a Registration Statement on Form S-1 to register 67,335,356 shares of common stock for resale from time to time, which registration statement was subsequently declared effective by the U.S. Securities and Exchange Commission, or SEC. The registered shares were beneficially owned by 47 holders. On November 23, 2005, we filed a Registration Statement on Form S-1 to register 13,356,572 shares issuable upon the exercise of warrants held by three parties, of which warrants held by our two founders that relate to 12,856,572 shares were exercisable at $0.10 per share and a warrant held by a separate investor that relates to 500,000 shares was exercisable at $1.00 per share. At September 30, 2006, there were 7,770,766 warrants outstanding. All of such shares, other than shares held by Dr. Iwaki, may also be sold from time to time in exempt transactions pursuant to Rule 144(k) promulgated by the SEC. The trading volume for our stock is low, with an average trading volume of approximately 106,700 shares per day during the month of September 2006. If the holders of such shares, to the extent such shares have not been sold already, were to attempt immediately to sell their shares, there would be significant downward pressure on our stock price and it may be difficult, or even impossible, to find a buyer for shares of our common stock. The warrants held by our founders expire in 2007 and the warrant held by a separate investor expires in 2009. If the foregoing warrants are exercised, our stockholders will experience immediate and substantial dilution.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us more complicated and the removal and replacement of our directors and management more difficult.

Our restated certificate of incorporation and amended and restated bylaws contain provisions that may delay or prevent a change in control, discourage bids at a premium over the market price of our common stock or adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. These provisions may also make it difficult for stockholders to remove and replace our board of directors and management. These provisions:

•	establish that members of the board of directors may be removed only for cause upon the affirmative vote of stockholders owning at least a majority of our capital stock;

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors in a discriminatory fashion designed to increase the number of outstanding shares and prevent or delay a takeover attempt;

•	limit who may call a special meeting of stockholders;

•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings;

•	prohibit our stockholders from making certain changes to our restated certificate of incorporation or amended and restated bylaws except with 66 2/3% stockholder approval; and

•	provide for a classified board of directors with staggered terms.

We also may be subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for three years unless the holder’s acquisition of our stock was approved in advance by our board of directors. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In any event, these provisions may delay or prevent a third party from acquiring us. Any such delay or prevention could cause the market price of our common stock to decline.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, discussions regarding our operating strategy, growth strategy, licensing and acquisition strategy, industry, economic conditions, financial condition, liquidity and capital resources, results of operations, the expected progress of the development of our product candidates, potential licensing, collaboration and partnering plans, anticipated trends and challenges in our business and the markets in which we operate, our competitive position, our intellectual property protection, the outcome of any litigation against us, critical accounting policies and the impact of recent accounting pronouncements. Additional forward looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, our financial condition or prospects and any other statement that is not historical fact, including any statement which includes the words “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan” or similar words. For all of the foregoing forward-looking statements, we claim the protection of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including results of clinical trials, interest of potential collaborators in the market and other risks and uncertainties, including those described under “Risk Factors” herein. These assumptions, risk and uncertainties could cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These forward looking-statements represent our judgment as of the date hereof. We undertake no obligation to revise or update publicly any forward-looking statements.

USE OF PROCEEDS

We will use the net proceeds from the sale of the securities for general business purposes, including to accelerate and extend our development efforts, to in-license additional product candidates, and for other working capital expenditures. We will have broad discretion in the application of such proceeds, and pending such, may invest the proceeds in short-term interest-bearing instruments or other investment grade securities. We will describe the use of the proceeds for any particular offering of securities in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

AND

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK

DIVIDENDS

Our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated below were as follows:

	Year Ended December 31,
	2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges (1)	N/A	N/A	N/A	N/A	N/A
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (2)	N/A	N/A	N/A	N/A	N/A

(1)	Our earnings were insufficient to cover fixed charges by $25,692,000, $48,273,000, $6,209,000, $6,931,000 and $1,795,000 for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, respectively.

(2)	Our earnings were insufficient to cover combined fixed charges and preferred stock dividends to $25,692,000, $48,273,000, $6,209,000, $6,931,000 and $1,795,000 for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, respectively.

For the purpose of these computations, earnings have been calculated as the sum of (i) pretax income from continuing operations and (ii) fixed charges. Fixed charges consist of the sum of (i) interest cost (whether expensed or capitalized), amortized premiums, discounts and capitalized expenses related to indebtedness and (ii) an estimate of the interest within rental expense. Combined fixed charges and preferred stock dividends consist of the sum of (i) fixed charges, as calculated in accordance with the immediately preceding sentence, and (ii) the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities of the Company.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

OUR BUSINESS

We are a biopharmaceutical company focused on acquiring and developing novel, small molecule therapeutics. Through strategic alliances primarily with Japanese pharmaceutical companies, we are developing a diversified portfolio of product candidates, each of which we believe has broad patent protection, a well-characterized and differentiated therapeutic profile and attractive commercial potential.

To date, we have acquired license rights to six compounds for the development of eight product candidates, representing what we believe present large market opportunities. Our pipeline includes seven programs in advanced clinical testing for the treatment of asthma, status asthmaticus, multiple sclerosis, interstitial cystitis, preterm labor, cancer and Generalized Anxiety Disorder. The eighth program, which relates to urinary incontinence, has recently entered clinical testing. Our strategy is to advance our clinical programs through the Phase II proof-of-concept stage or beyond and, at appropriate points of high-value inflection, to establish strategic alliances and partnerships to support Phase III clinical testing and commercialization of selected development programs. We may also retain certain promising compounds for further in-house development and potential commercialization.

We believe that our extensive internal diligence process enables us to identify product candidates that combined with our business model can move quickly into the clinical development process in the United States. We typically acquire product candidates with extensive safety and efficacy data that are in late pre-clinical or early clinical development, and in some instances have been commercialized in Japan for other indications. We utilize existing data in preparing investigational new drug (IND) applications or foreign equivalents and in designing additional clinical trials.

We believe that our ability to gain access to and acquire potentially high-value product candidates from Japanese and European pharmaceutical companies is largely attributable to the established relationships and broad industry experience of our global management team. In particular, our relationships with Japanese pharmaceutical companies and executives provide us with a competitive advantage in opportunistically sourcing product candidates from Japanese pharmaceutical companies at attractive terms. We also intend to continue to build a strong portfolio of product candidates through our relationships with large and mid-sized North American and European biotechnology and pharmaceutical companies. Since our inception, we have established relationships with a number of pharmaceutical companies, including Kissei Pharmaceutical, Kyorin Pharmaceutical and Mitsubishi Pharma Corporation in Japan and Angiogene Pharmaceuticals in the United Kingdom, pursuant to which we have obtained rights to develop and market compounds.

Our development programs include:

•	MN-305 for the treatment of Generalized Anxiety Disorder, for which we completed a Phase II/III clinical trial during the second quarter of 2006 (in addition, our licensor of MN-305 has completed an early Phase II clinical trial for anxiety disorders in Japan);

•	MN-001 for the treatment of interstitial cystitis, which is in a pivotal-design Phase II/III clinical trial in the U.S. Enrollment was completed in August 2006 and results are anticipated in early 2007;

•	MN-001 for the treatment of bronchial asthma, which has completed Phase II testing and for which we plan to initiate a Phase III clinical program by the end of 2006;

•	MN-166 for the treatment of multiple sclerosis, which is in a randomized, double-blind, placebo-controlled multi-center Phase II clinical trial in eastern Europe, and for which enrollment was completed in early 2006. Results are anticipated in the first quarter of 2007;

•	MN-221 for the treatment of status asthmaticus, for which we plan to initiate a Phase II clinical trial during the fourth quarter of 2006;

•	MN-221 for the treatment of preterm labor, for which a Phase IIa clinical study to investigate the pharmacokinetic profile of MN-221 in healthy pregnant women was initiated in the third quarter of 2006;

•	MN-029 for the treatment of solid tumors, for which we currently have one Phase I clinical trial ongoing in the United States and have completed one Phase I clinical trial during the second quarter of 2006, and for which we plan to initiate Phase II/III studies in ovarian and non-small cell lung solid tumor cancers by the end of 2006; and

•	MN-246 for the treatment of urinary incontinence, which is in a double-blind, randomized, placebo-controlled, single escalating dose Phase I clinical trial in healthy volunteers.

The following table summarizes our programs:

Product Candidate	Disease/Indication	Phase of Development	Licensor	Licensed Territory
MN-305	Generalized Anxiety Disorder	Phase II/III completed in Q2, 2006	Mitsubishi Pharma Corporation	Worldwide, except Japan, and certain countries in Asia

MN-001	Interstitial cystitis	Phase II/III enrollment completed in Q3 2006 in U.S.	Kyorin Pharmaceutical	Worldwide, except Japan, China, Taiwan and South Korea

MN-001	Bronchial asthma	Phase II completed in Q4, 2005 in U.S.; Phase III trial to be initiated by the end of 2006	Kyorin Pharmaceutical	Worldwide, except Japan, China, Taiwan, and South Korea

MN-166	Multiple sclerosis	Phase II initiated in 2H, 2005 in eastern Europe with enrollment completed in early 2006	Kyorin Pharmaceutical	Worldwide, except Japan, China, Taiwan and South Korea

MN-221	Status Asthmaticus	Phase II trial to be initiated by the end of 2006	Kissei Pharmaceutical	Worldwide, except Japan

MN-221	Preterm labor	Phase IIa initiated in U.S. in Q3 of 2006	Kissei Pharmaceutical	Worldwide, except Japan

MN-029	Solid tumors	Phase I ongoing in U.S.; Second Phase I completed in Q2, 2006 in U.S.; Phase II/III trial to be initiated by the end of 2006	Angiogene Pharmaceuticals	Worldwide

MN-246	Urinary incontinence	Phase I initiated in Q1, 2006 in U.S.	Mitsubishi Pharma Corporation	Worldwide, except Japan, and certain countries in Asia

We have assembled a management team with extensive experience in the pharmaceutical and biotechnology industry, including experience in pre-clinical research, drug substance and product preparation, regulatory affairs, clinical research, marketing and sales and corporate development. We believe that our management team has the expertise necessary for:

•	assessing product opportunities;

•	acquiring product candidates and compounds;

•	advancing products through the clinical and regulatory processes; and

•	building product development alliances and bringing products to market.

Our Strategy

Our goal is to build a sustainable biopharmaceutical business through the successful development and commercialization of differentiated products for the treatment of diseases with unmet medical needs in high-value therapeutic areas. Key elements of our strategy are to:

•	Develop our diversified pipeline of existing product candidates to maximize value. We have acquired a portfolio of novel, high-quality small molecule therapeutics that are based on proven pharmacology and have differentiating characteristics from available treatments. We intend to advance our clinical programs through the Phase II proof-of-concept stage and, at appropriate points of high-value inflection, to establish strategic alliances and partnerships to support Phase III clinical testing and commercialization of selected development programs.

•	Partner selectively with larger pharmaceutical companies to maximize the commercial potential of our product candidates. We intend to actively pursue strategic collaborations to draw on the development, regulatory and commercialization expertise of larger biotechnology and pharmaceutical partners. We also intend to continue to seek potential co-marketing partners and potential future acquirers of license rights to our programs in markets outside the United States, with the goal of retaining significant commercial participation in these product opportunities.

•	Opportunistically in-license additional product candidates through our global industry relationships. We intend to expand our pipeline of promising in-licensed product candidates over the long term by continuing to cultivate and strengthen our business relationships with pharmaceutical companies in Japan and other markets. We believe our ability to acquire product candidates with high potential and extensive pre-clinical or early clinical data from Japanese pharmaceutical companies provides us with a competitive advantage over other drug development companies in the U.S. market. We believe that additional diversification and expansion of our pipeline of product candidates will help maximize the commercial opportunity and mitigate the risks inherent in drug discovery and development.

•	Selectively add commercial capabilities as our development programs mature. To ensure our ability to build a sustainable business, we plan to add capabilities to our management team to support our evolution into a commercial entity. We may develop a focused product-driven marketing and sales organization to promote some of our product candidates. We plan to carefully manage our growth and to focus on investing in high-value areas that will strengthen our company over the long-term.

Product Development Programs

Our product development programs address diseases that are not well served by currently available therapies and represent significant commercial opportunities. We believe that our product candidates offer innovative therapeutic approaches that may provide significant advantages relative to current therapies.

Our product acquisitions have focused on product candidates with significant pre-clinical and early clinical testing data that has been developed by the licensors outside of the United States. We utilize this existing data in preparing IND applications and designing additional clinical trials to advance the regulatory approval process in the United States. Following are details of our eight product development programs:

MN-305 for Generalized Anxiety Disorder

Indication Overview and Market Opportunity. The essential characteristic of Generalized Anxiety Disorder is excessive, uncontrollable worry about everyday events. This constant worry affects daily functioning and can cause severe physical symptoms. Generalized Anxiety Disorder can occur with other anxiety disorders, depressive disorders or substance abuse. Generalized Anxiety Disorder is often difficult to diagnose because it is not triggered by a specific object or situation. The intensity, duration and frequency of the worry are disproportionate to the issue. As a result, Generalized Anxiety Disorder tends to interfere with the patient’s performance of tasks and ability to concentrate. According to the U.S. National Institute of Mental Health, anxiety disorders affect approximately 19 million American adults, of whom 4 million suffer from Generalized Anxiety Disorder. According to a 2006 report from DataMonitor, a market research organization, worldwide sales of prescription drugs for the treatment of anxiety disorders are forecast to reach $4.5 billion in 2006.

A variety of pharmacologic agents are used to manage patients with anxiety disorders. Benzodiazepines have been the mainstay of the treatment of acute anxiety since the late 1960s. However, their efficacy as a treatment has been limited by problems faced in chronic use due to their sedative effects. In the late 1980s, buspirone was introduced and widely used even though it takes effect slowly. Buspirone was well tolerated and relatively safe. During the late 1990s, newer anti-depressants, notably the specific serotonin reuptake inhibitors, or SSRIs, were increasingly used to treat anxiety as well. While effective, these anti-depressants result in a variety of undesirable side effects, including agitation and sexual dysfunction. Also, the SSRIs may take weeks to exert their beneficial effects. We believe that there is a significant opportunity for the introduction of new anxiety reducing drugs. Anxiety disorders are the most prevalent of neuropsychiatric conditions, yet are generally considered to be under-diagnosed and, consequently, they are often under-treated.

Overview of MN-305. MN-305 is a serotonin receptor agonist with high affinity and selectivity for the serotonin 5-HT1A receptor subtype. Drugs that act through this mechanism, such as buspirone, have been proven to be clinically effective in treating Generalized Anxiety Disorder. We licensed MN-305 from Mitsubishi Pharma Corporation. MN-305 has been shown to be more potent than buspirone and to show anti-anxiety efficacy in a wide range of pre-clinical rodent models. For example, in a social interaction test, MN-305 prolonged the duration of social interaction in rats. Pre-clinical and clinical studies conducted by Mitsubishi Pharma Corporation also suggest that MN-305 may have a more rapid onset of action than buspirone.

Clinical Results. Preliminary evidence of anti-anxiety efficacy has been provided by a six-week, open-label, fixed-flexible dose Phase II study conducted by Mitsubishi Pharma Corporation in Japan in 61 patients with neurotic disorders. The neurotic disorders included Generalized Anxiety Disorder, panic disorder, agoraphobia, mixed anxiety and depressive disorder and dysthymia. MN-305 was well tolerated, with headaches being the most common side effect in this trial. At the end of the study, the mean Hamilton Rating Scale for Anxiety score, or HAM-A score, a scale used to measure the intensity of anxiety symptoms, was reduced compared to the pre-treatment value. Similarly, a majority of the patients were rated “Moderately Improved” or better following treatment with MN-305. In addition, in several clinical trials conducted by Mitsubishi Pharma Corporation in healthy volunteers and patients with anxiety disorders and Major Depressive Disorder, MN-305 was well tolerated. These studies did not evaluate the reduction of anxiety symptoms in patients that were not treated with MN-305.

The U.S. IND for MN-305 was transferred to us from Mitsubishi Pharma Corporation, enabling us to initiate this trial. In the second quarter of 2006, we completed a Phase II/III randomized, double-blind, placebo-controlled clinical trial in 416 patients with Generalized Anxiety Disorder. The results revealed trends for improvement in all efficacy outcome measures. Statistically significant improvements in anxious mood, which is item 1 of the HAM-A score, were observed through eight weeks of treatment. However, statistical significance on change from baseline of the total HAM-A score, the primary outcome measure of the trial was not achieved. MN-305 was well tolerated at all doses in the trial and we believe the findings were sufficiently positive and encouraging to warrant further clinical evaluation of this novel drug.

Development Plans. We continue to analyze the results from our Phase II/III trial of MN-305 in Generalized Anxiety Disorder, including performing in-depth analyses of subgroups that showed statistically significant improvement in certain aspects of the HAM-A score. Based on these results, we intend to finalize our development strategy for MN-305 by the end of 2006.

MN-001 for Interstitial Cystitis

Indication Overview and Market Opportunity. Interstitial cystitis, or IC, is a chronic disease of the bladder characterized by urinary frequency and urgency, night-time urination and pelvic and bladder pain. It is widely believed that IC is due to an altered or defective bladder lining and an increased number of activated bladder mast cells, which are specialized cells that release biochemicals that cause inflammation. According to the National Kidney and Urologic Diseases Information Clearinghouse, or NKUDIC, a division of the U.S. National Institutes of Health, over 800,000 patients suffer from IC in the United States, 94% of whom are women. The prevalence in Europe is about one-third that of the United States. We believe that IC is currently underdiagnosed. With the introduction of effective new treatments, we believe that the market for drugs that treat IC will likely expand.

Overview of MN-001 in Interstitial Cystitis. MN-001 is a novel, orally bioavailable anti-inflammatory compound for the treatment of IC. We have collected data relating to the development of MN-001 for bronchial asthma. We have licensed MN-001 from Kyorin Pharmaceutical. The data collected by Kyorin Pharmaceutical provided a strong scientific rationale for evaluating MN-001 as an oral treatment for IC. We are pursuing parallel development of MN-001 in asthma and IC to maximize the benefits of the existing pre-clinical and clinical databases. MN-001 has been shown to block a number of the inflammatory mechanisms activated by mast cell degranulation that are important in the pathogenesis of inflammatory disorders including IC and asthma (e.g., leukotriene receptor antagonism and inhibition of phosphodiesterases III and IV, 5-lipoxygenase, phospholipase C and thromboxane A2). MN-001 produces anti-inflammatory effects in a variety of rodent models of IC and asthma; in these models, MN-001 reduces bladder hyper-reactivity much in the same way that it reduces airway hyper-reactivity in the lung.

Development Status. We have completed enrollment in a Phase II/III clinical trial of MN-001 in patients with IC. The pivotal-design Phase II/III clinical trial of MN-001 is a randomized, double-blind, placebo-controlled multi-center study in 305 patients with moderate-to-severe IC. The trial is being conducted at 34 clinical sites in the U.S. The primary endpoint of the study is the percentage of patients at least “moderately improved” for each treatment group in a patient-reported Global Response Assessment. We anticipate having results from this trial in early 2007.

MN-001 for Asthma

Indication Overview and Market Opportunity. Asthma is a chronic inflammatory disease of the airways in which symptom control is the key to effective disease management. Both alleviation of acute asthmatic symptoms and blocking of late phase inflammation are important to asthma therapy. The asthma market continues to grow. According to the National Center for Health Statistics and the Global Initiative for Asthma, there are approximately 20 million asthma patients in the U.S. and 300 million worldwide.

Sales of asthma therapeutics, with over 160 million retail prescriptions written, increased to over $13 billion in 2005. Leading treatments currently include inhaled corticosteroids (42%), bronchodilators (32%), and leukotriene antagonists (23%). Worldwide sales of inhaled corticosteroids were $2.3 billion in 2005. Combination products of inhaled corticosteroids plus long acting beta agonists added an additional $6.5 billion in sales. Inhaled steroids (e.g., fluticasone (Flovent®), beclomethasone (Vanceril®)) are more broadly effective in blocking late phase inflammation, but their general side effects require careful monitoring. Leukotriene antagonists, such as montelukast (Singulair®) or zafirlukast (Accolate®), became available as a new asthma therapy in the late 1990s. These drugs block the actions of leukotrienes (pro-inflammatory chemical mediators) and the subsequent inflammation caused by eosinophil migration to the lungs. According to Merck’s 2005 Annual Report, worldwide sales of montelukast (Singulair®), a leading leukotriene antagonist, were $3 billion in 2005, a 13% increase over 2004 sales.

Overview of MN-001 in Asthma. MN-001 is a novel, orally bioavailable compound for the treatment of bronchial asthma. We have licensed MN-001 from Kyorin Pharmaceutical. In pre-clinical studies conducted by Kyorin Pharmaceutical and us in vivo, MN-001 combined the positive attributes of the leukotriene antagonists and inhaled steroids while maintaining an acceptable safety profile. In pre-clinical pharmacology studies, MN-001 inhibited airway hyper-reactivity through a reduction of airway inflammation. In vitro and animal studies also suggest that MN-001 affects many of the downstream mechanisms activated by mast cell degranulation, which is the release of chemicals that cause inflammation. It is also a potent inhibitor of pro-inflammatory enzymes in vitro (e.g., 5-lipoxygenase and phosphodiesterase 4) and prevents migration of inflammatory cells to the lungs of rodents. In addition, in guinea pig asthma models, MN-001 was more selective than steroids in affecting cells involved in the inflammatory process and not those involved in cellular immunity.

Clinical Results. MN-001 has proven to be well tolerated to date in early clinical testing. Treatment-related adverse effects were mild, transient, reversible and included gastrointestinal discomfort such as diarrhea, loose stools, nausea and upper abdominal pain, consistent with findings in preclinical studies. We have conducted a randomized, double-blind, placebo-controlled, multi-center Phase II clinical trial in patients with mild-to-moderate asthma. In this trial, 147 patients were randomly assigned to receive placebo or MN-001 tablets in one of three oral dosing regimens for four weeks. The primary endpoint of the trial was achieved with a statistically significant improvement in mean forced expiratory volume in 1 second or, FEV1, after four weeks of treatment with 500 mg MN-001 TID compared to placebo (p=0.021; intent-to-treat, observed cases). A similar trend was observed for the 750 mg BID dose (p=0.058). Positive trends in secondary outcome measures were also observed in the 500 mg TID treatment group, including serial spirometry, morning and evening peak flow rates and PC20 values in a methacholine challenge test, each of which is a common measure of respiratory function. MN-001 was well tolerated in this trial with 89% of patients completing four weeks of treatment. There was no apparent difference between placebo and any of the active treatment groups in adverse events leading to discontinuation or in adverse events attributable to treatment.

Development Plans. We plan to initiate a Phase III clinical program in asthma with MN-001 by the end of 2006. Initial Phase III trials will focus on market differentiation in addition to safety and efficacy. Development of an extended release dosage form will parallel initial Phase III clinical testing.

MN-166 for Multiple Sclerosis

Indication Overview and Market Opportunity. Multiple sclerosis, or MS, is an inflammatory disease of the central nervous system, or CNS, in which the body’s immune system attacks the protective sheath surrounding nerve fibers. According to the National Institute of Neurological Disorders and Stroke, MS is believed to affect approximately 250,000 to 350,000 people in the United States. The most obvious effect of MS is its destruction of nerve fibers leading to the loss of muscle control. However, the disease also affects multiple CNS functions. Currently, there is no known cure for the disease. Relapsing-remitting MS, or RRMS, is the most common type of the disease, accounting for approximately 65% of MS patients, according to a Cognos study published by Decision Resources, Inc. Most patients with RRMS eventually progress to the secondary progressive form of the disease. According to Med Ad News, worldwide sales of drugs to treat MS exceeded $6.2 billion in 2005.

The aim of treatment is to relieve symptoms of acute attacks, by limiting the disabling effects of relapses and limiting their frequency, and to minimize disability caused by disease progression. Steroids are used in treating MS to decrease the severity and shorten the duration of the attacks, but they do not change the course of the disease. Generally, corticosteroid use is limited to the short term treatment of MS, perhaps one to three weeks. It generally is believed that the side effects and safety risks of long-term corticosteroid therapy outweigh clinical benefits in extended MS treatment. More recently, immunosuppressive agents and techniques have been introduced for the treatment of MS. However, these treatments are only partially effective. Typically, they may slow the course of disease progression and mitigate its effects temporarily, but additional drugs are often required to address the various CNS dysfunctions caused by the disease. Furthermore, these treatments may have toxic side effects which often preclude their widespread use. Many patients continue to experience relapses and progression of the disease, despite taking these immunomodulators, which generally reduce the relapse rate by only about one-third. Currently, one of the most promising treatments for MS, beta-interferons, needs to be injected, which may result in inflammation at the injection site. Severe flu symptoms also may occur with the beta-interferons. We believe drugs that can be taken with less discomfort, particularly those that can be taken orally, would have wide-spread appeal.

Overview of MN-166. MN-166 is a novel oral anti-inflammatory agent. It has been widely used in Japan and Korea for over sixteen years to treat cerebrovascular disorders and to treat bronchial asthma. These clinical applications are based on the ability of MN-166 to improve blood flow in the brain and to reduce inflammation in the lungs. These mechanisms may also be operative in treating MS. We have licensed MN-166 from Kyorin Pharmaceuticals. Avigen, Inc. has filed a patent application on the molecule underlying MN-166 in neuropathic pain. Three of our directors are also directors of Avigen, Inc., and Avigen, Inc. stated publicly that it has screened these individuals from any involvement in or knowledge of the details or results of its development program.

Clinical Results. Because of its anti-inflammatory activity and relatively benign clinical safety profile, MN-166 was evaluated for potential activity in MS in two pilot clinical trials sponsored by academic investigators in Japan. In one open-label pilot trial, the investigators studied the effects of MN-166 on relapse rates in six MS patients who had a mean of four relapses per year. Following 12 to 20 months of treatment with MN-166, the average relapse rate was significantly reduced. Over this time frame, there was no significant change in the mean Expanded Disability Status Score, or EDSS, a measure of MS drug efficacy. No side effects of MN-166 were reported in this trial. In a second pilot trial involving 12 MS patients receiving MN-166 for four weeks, MN-166 normalized the levels of several chemical mediators of inflammation, including tumor necrosis factor alpha and interferon gamma.

Development Plans. We have obtained authorization from regulatory authorities in several countries in Central Eastern Europe and have completed enrollment in a Phase II multi-center, placebo-controlled, clinical trial of MN-166 involving 297 MS patients. Outcome measures will include safety, symptom assessments and serial imaging of the CNS via magnetic resonance imaging. Results from this trial are anticipated in the first quarter of 2007.

MN-221 for Status Asthmaticus

Indication Overview and Market Opportunity. Status asthmaticus is a long-lasting and severe asthma episode in which asthma symptoms are not responsive to initial bronchodilator or corticosteroid therapy. Status asthmaticus is an emergency situation that can lead to death, emergency department treatment, and in some cases, hospital admission are indicated. Beta-agonist agents are the mainstays of acute treatment for these asthma attacks. The inhaled route is generally more effective, but in some severe cases there is so little airflow that inhalation does not work. In these cases, intravenous or subcutaneous administration may be used. Despite significant improvements in the treatment for asthma over the past 20 years, there has not been a corresponding decrease in either hospitalizations or deaths due to asthma. Data from the National Center for Health Statistics show that in 1980, 408,000 patients were hospitalized in the U.S. for asthma as compared with 497,000 patient admissions in 2004. There were 2,891 deaths due to asthma in 1980 and 4,100 in 2004. Visits to emergency departments for asthma increased from 1.5 million in 1990 to 1.8 million in 2004; over 25% of these visits resulted in hospitalizations. In 2004, according to the National Heart, Lung and Blood Institute, $518 million was spent for emergency department visits due to asthma and $2.7 billion for hospitalizations. There remains an unmet medical need for a safe and effective treatment that could prevent some of these hospitalizations.

Overview of MN-221 in Status Asthmaticus. MN-221 is a novel, highly selective ß2-adrenergic receptor agonist licensed from Kissei Pharmaceutical Co., Ltd. for development by us for the treatment of preterm labor and status asthmaticus. Preclinical studies conducted in vitro and in vivo show MN-221 to be highly selective for the ß2-adrenergic receptor. Moreover, in these studies, the ß1-adrenergic receptor stimulating activity of MN-221 was significantly less than that of other ß2-adrenergic receptor agonists in isolated rat atrium and in in vivo cardiac function tests in rats, dogs and sheep, suggesting that the stimulating action of older, less selective ß2-adrenergic receptor agonists on the heart may be reduced with MN-221 due to its greater ß2-adrenergic receptor selectivity.

Development Plans. We have developed and studied an intravenous formulation of MN-221 appropriate for hospital use. We plan to initiate a Phase II study in patients with status asthmaticus under a U.S. IND for this indication in the fourth quarter of 2006.

MN-221 for Preterm Labor

Indication Overview and Market Opportunity. Preterm labor is caused by the onset of uterine contractions before term and is the leading cause of neonatal mortality and a substantial portion of all birth-related short and long-term morbidity, according to a November 2002 publication in Obstetrics & Gynecology. Successfully inhibiting premature birth is known to reduce the risk of complications. Despite extensive research into preterm labor during the past several decades, the rate of premature births has not decreased. National Vital Statistics and the U.S. Census Bureau data show that there were over 4 million live births in the United States each year from 2002 through 2004. The March of Dimes estimates that at least 12% of these births are preterm and that over $15 billion is spent on caring for premature infants each year. According to a September 2004 publication in British Medical Journal, approximately 5% to 7% of all births in Europe occur before term.

Currently, therapy for preterm labor remains targeted at uterine contractions. ß2-adrenergic receptor agonists are widely used as first-line treatments for premature birth. The only FDA-approved treatment for preterm labor is ritodrine, a ß2 agonist. However, ritodrine was withdrawn in 1999 from the U.S. market. The more widely used treatment for preterm labor, terbutaline, another ß2 agonist, is not approved by the FDA for preterm labor. Atosiban, an oxytocin antagonist, is available in Europe, but was denied regulatory approval in the United States. The usefulness of these ß2-adrenergic receptor agonists is often limited by the adverse reactions they produce, including cardiovascular side effects such as heart palpitations. As a result, there is a need for treatments that are effective in reducing the premature birth rate and/or providing for longer gestation, with better safety and tolerability profiles.

Overview of MN-221 in Preterm Labor. We have licensed MN-221 from Kissei Pharmaceutical. In pre-clinical pharmacology studies in pregnant rats and sheep conducted by Kissei Pharmaceutical, MN-221 reduced the number of spontaneous or drug-induced uterine contractions. In rat and sheep studies in which MN-221 was compared to ritodrine and/or terbutaline, the potency of MN-221 was greater than those ß2-adrenergic receptor agonists currently used clinically for the treatment of preterm labor. Furthermore, in these studies, MN-221 delayed both normal and preterm labor in rats and caused a marked increase in the bodyweight of rat pups as a result of prevention of premature birth. Moreover, in vitro receptor binding studies conducted by Kissei Pharmaceutical suggest that the stimulating action of ß2-adrenergic receptor agonists on the heart, which is a problem with current drugs for treating preterm labor, may be reduced with MN-221 due to its selectivity for uterine ß2-adrenergic receptors.

Clinical Results. To date, pharmacokinetic and safety data has been generated from human experience with MN-221 by Phase I clinical studies in healthy male and non-pregnant female volunteers conducted by Kissei Pharmaceutical in Japan and the U.K. and a Phase I study in the United States conducted by us. A total of 234 healthy subjects received intravenous infusions of either MN-221 or a placebo. MN-221 was generally well tolerated. A pilot double-blind, placebo-controlled Phase II clinical trial of MN-221 was completed in 2004 by Kissei Pharmaceutical in 7 women in preterm labor in the U.K. A trend towards a reduction in the number of uterine contractions was observed in MN-221-treated women. No serious adverse events related to MN-221 were observed in this study.

Development Plans. We submitted a U.S. IND for MN-221 in December 2004, which was accepted by the FDA in January 2005. We have completed an additional Phase I study with a different dose regimen than previously studied. A Phase IIa clinical in healthy pregnant women was initiated in the third quarter of 2006. We intend to evaluate the pharmacokinetics of this dose regimen in healthy pregnant women prior to evaluating the efficacy of MN-221 in Phase II trial in women experiencing preterm labor.

MN-029 for Solid Tumors

Indication Overview and Market Opportunity. The American Cancer Society estimates that more than 1.4 million Americans were diagnosed with cancer in 2005. Of these, more than 760,000 patients were diagnosed with lung, prostate, colon, rectum or breast solid tumor cancers. At least 570,000 patients are expected ultimately to die from cancer. According to recent estimates, the market potential for solid tumor cancer therapeutics exceeds $15 billion in the U.S. alone. It also has been estimated by the American Cancer Society’s Cancer Facts and Figures 2006 that there are approximately 800,000 new cases of solid tumor cancers diagnosed annually in the U.S. and more than 6 million cases in developed markets.

Tumor blood vessels are a promising target for cancer therapy. Compounds that act to deprive tumors of their blood supply fall into two classes: angiogenesis inhibitors and vascular disrupting agents, or VDAs. Angiogenesis inhibitors block the formation of new blood vessels formed in response to tumor growth. VDAs disrupt blood flow through existing tumor blood vessels. VDAs have a potential advantage over angiogenesis inhibitors because VDAs work on existing tumor blood vessels and can kill hundreds of cancer cells that depend on that blood supply with even a brief interruption in blood flow, rather than simply slowing tumor growth by blocking new blood vessel formation.

Overview of MN-029. MN-029 is a novel, small molecule VDA under development for the treatment of cancer. We licensed MN-029 from Angiogene Pharmaceuticals, Ltd. Several pre-clinical pharmacology studies conducted by Angiogene Pharmaceuticals and us have assessed the mechanism of action and anti-tumor activity of MN-029 in vivo in rodent models of breast adenocarcinoma, colon carcinoma, lung carcinoma and KHT sarcoma. In these studies, MN-029 damaged poorly formed tumor blood vessels by weakening tumor blood vessel walls and causing leakage, clotting and eventual vascular shutdown within the tumor. These studies suggest that MN-029 acts quickly and is rapidly cleared from the body, which may reduce the potential for some adverse effects commonly associated with chemotherapy. Shut-down of tumor blood flow in tumor models has been confirmed by dynamic contrast-enhanced magnetic resonance imaging.

Clinical Results. MN-029 is being evaluated as a treatment for solid tumors. Results from the first of its Phase I clinical trials of MN-029 in patients with solid tumors were presented at the 2006 Annual Meeting of the American Society of Clinical Oncology (ASCO). MN-029 significantly reduced tumor blood flow, a pharmacologic marker believed to predict clinical efficacy, at doses that were well tolerated, including doses below the maximum tolerated dose.

Results from an open-label, dose escalation, safety and pharmacokinetic Phase I study of MN-029 administered as an intravenous infusion once every three weeks with a 20-day recovery period between doses, or 1 cycle, showed that MN-029 was well tolerated at doses that reduced tumor blood flow. A maximum tolerated dose of 180 mg/m2 was established in this study. The most common side effects of MN-029 were characteristic of other vascular disrupting agents and included nausea, vomiting, fatigue and diarrhea. Nine of the 34 patients enrolled in this study had stable disease after three cycles of treatment, including two patients with carcinoid tumors who received 27 cycles or more. Tumor blood flow reduction assessed by dynamic contrast-enhanced magnetic resonance imaging (DCE-MRI) was recorded at doses greater than or equal to 120 mg/m2.

Development Plans. We plan to initiate Phase II/III studies in ovarian and non-small cell lung solid tumor cancers by the end of 2006.

MN-246 for Urinary Incontinence

Indication Overview and Market Opportunity. Urinary incontinence occurs when normal regulation of bladder function is lost. According to the American Foundation for Urologic Disease, urinary incontinence occurs more frequently in women than in men.

According to the NKUDIC, the number of patients in the United States suffering from urinary incontinence was over 13 million in 2005. According to the National Overactive Bladder Evaluation Program, over 35 million patients in the United States suffered from overactive bladder in 2005.

The market for drugs to treat urinary incontinence is expected to grow substantially as more patients seek treatment and as newer drugs are introduced to the market. The global market for urinary incontinence is projected by Datamonitor to grow to $2 billion in 2010. The current marketplace is dominated by anti-cholinergic drugs that are modestly effective and produce treatment-limiting side effects such as dry mouth. According to Med Ad News, 2005 sales of the market leader Detrol were $1 billion. According to IMS, the number two product, Ditropan XL, registered sales of $449 million in 2004.

Overview of MN-246. MN-246 is a novel ß3 adrenergic receptor agonist licensed by us from Mitsubishi Pharma Corporation. It represents a new approach to treating urinary incontinence and may have advantages over existing therapies, including improvements in efficacy through increases in bladder volume with decreases in involuntary bladder contractions and the absence of anti-cholinergic side effects such as dry mouth.

In pre-clinical studies in rats conducted by Mitsubishi Pharma Corporation, MN-246 was more potent and effective than oxybutynin and propiverine in increasing bladder volume. In addition, MN-246 produced little or no increase in residual urine volume. MN-246 produced no anti-cholinergic side effects in rats. MN-246 also demonstrated efficacy in studies conducted on dogs and monkeys in treating urinary incontinence.

Development Plans. We filed a U.S. IND application in February 2006 in order to evaluate the safety, tolerability and pharmacokinetics of MN-246 in a Phase I clinical trial which was initiated at the end of first quarter 2006.

Sales and Marketing

We currently have no marketing and sales capability. Within the United States, we may develop a focused product-driven marketing and sales organization to promote our programs. The size and other features of our marketing and sales organization, if any, will be influenced by the timing of regulatory approvals for our products, the willingness of our partners to agree to co-promotion and the investment involved.

Manufacturing

We rely on third parties to manufacture bulk compounds and finished investigational medicines for research, development, pre-clinical and clinical trials. We currently engage Torcan Chemical for the drug substance manufacture of small-scale batches of MN-001 and MN-246, Regis Technologies for the drug substance manufacture of MN-029 and Shiono Finesse, Ltd., for the drug substance manufacture of MN-221 for use in clinical trials. We currently engage Patheon to manufacture finished investigational preparations of MN-001 and MN-305 for use in clinical trials. We currently engage Evotec to manufacture finished investigational preparations of MN-221 for use in clinical trials. We currently engage Fulcrum Pharma Development to provide finished investigational preparations of MN-029 for use in clinical trials. We purchased MN-166 and placebo capsules from Kyorin Pharmaceutical for the Phase II trial in MS. We expect to continue to rely on third parties for the manufacture and distribution of products if they are approved for commercial sale. Drugs must be manufactured in facilities and by processes that comply with the FDA and other regulations. Our third-party manufacturers and distributors are also subject to extensive governmental regulation. The FDA mandates that drugs be manufactured, packaged and labeled in conformity with cGMP. In complying with cGMP regulations, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to ensure that products they produce meet applicable specifications and other requirements to ensure product safety and efficacy.

We believe that there are several manufacturing sources available at commercially reasonable terms to meet our clinical and any future commercial production requirements.

Under each of our agreements with our third-party manufacturers, the manufacturers:

•	are required to supply products to us based on purchase orders we provide to them;

•	provide representations and warranties regarding the compliance with cGMP of the products they make for us;

•	are required to operate their facilities in compliance with all legal and regulatory requirements; and

•	are permitted to terminate the agreement only in the event that we materially breach the agreement or become insolvent.

Intellectual Property

In general, we seek to procure patent protection for our anticipated products, or obtain such protection from the relevant patents owned by our licensors. To date, we have obtained licensed rights under ten issued U.S. patents and two U.S. patent applications. We also have obtained licensed rights to 64 issued and pending foreign patents corresponding to these U.S. patents. In addition to these licensed rights, we hold two issued U.S. patents and one U.S. patent application relating to MN-001 and its metabolite, MN-002. These patents and pending patent applications contain claims directed to, among other things, compounds, compositions, methods of use and/or methods of manufacture. The following is a description of our intellectual property rights:

MN-305

We hold an exclusive, worldwide (excluding Japan, Singapore, Brunei, Thailand, Malaysia, Indonesia, the Philippines, Vietnam, Bangladesh, Pakistan, South Korea, China and Taiwan) sublicenseable license for MN-305 from Mitsubishi Pharma Corporation. A U.S. composition of matter patent covering MN-305 was issued on December 1, 1992 (set to expire on March 14, 2011). Corresponding composition of matter patents are issued in most of the European countries and in Canada. An additional two methods of use patents are also issued in the United States and in other countries. In the United States, these additional patents are set to expire on May 19, 2018 and August 19, 2018, respectively.

MN-001

We hold an exclusive, worldwide (excluding Japan, China, South Korea and Taiwan) sublicenseable license from Kyorin Pharmaceutical to patents related to MN-001, covering compositions of matter of MN-001 and its active metabolite, MN-002. A U.S. composition of matter patent for MN-001 was issued on January 15, 1991 (set to expire on February 23, 2009) and on March 1, 1994 for MN-002 (set to expire on December 30, 2011). Corresponding composition of matter patents are issued in several other countries throughout the world. We filed and the U.S. Patent and Trademark Office issued two patents covering certain compositions, uses and manufacturing processes associated with MN-001 in July 2006. Related patent applications are pending in several other countries throughout the world. These patents provide exclusivity in the United States through 2023. We also filed a patent application covering certain uses of MN-001 and MN-002, including interstitial cystitis, in 2005.

MN-166

We hold an exclusive, worldwide (excluding Japan, China, South Korea and Taiwan) sublicenseable license from Kyorin Pharmaceutical to patents related to MN-166, covering the use of MN-166 to treat patients afflicted with multiple sclerosis. The MN-166 compound is not covered by a composition of matter patent. A U.S. method of use patent for MN-166 was issued on May 28, 2002. Corresponding patent applications are pending in several other countries. The U.S. patent is set to expire on August 10, 2018.

MN-221

We hold an exclusive, worldwide, excluding Japan, sublicenseable license from Kissei Pharmaceutical to patents and pending patent applications related to MN-221, which covers compositions of matter and uses of MN-221. A U.S. composition of matter patent was issued in October 2000. Corresponding composition of matter patents are issued in various other countries. Corresponding methods of use patent applications are pending in several other countries throughout the world. The composition of matter patent is set to expire on February 18, 2017.

MN-029

We hold an exclusive, worldwide sublicenseable license from Angiogene Pharmaceuticals to patents related to MN-029, covering compositions of matter of MN-029 and its analogs known as the ANG-600 series of compounds. A U.S. composition of matter patent covering MN-029 was issued on November 11, 2003 (set to expire on January 14, 2020). Corresponding composition patents are pending in several other countries throughout the world. Additional methods of use patent applications are pending in several other countries throughout the world.

MN-246

We hold an exclusive, worldwide (excluding Japan, Singapore, Brunei, Thailand, Malaysia, Indonesia, the Philippines, Vietnam, Bangladesh, Pakistan, South Korea, China and Taiwan), sublicenseable license for MN-246 from Mitsubishi Pharma Corporation. A U.S. composition of matter patent covering MN-246 was issued on May 30, 2000, which is set to expire on October 24, 2016. This patent also contains claims to a process of making the compounds of interest, pharmaceutical compositions containing these compounds and various methods of use, including the treatment of accelerated or spasmodic gastrointestinal motility, dysuria, pollakisuria, urinary incontinence, obesity and diabetes. Foreign counterparts are either pending or granted in several other countries throughout the world. These foreign counterparts are also set to expire on October 24, 2016.

Our proposed commercial activities may conflict with patents which have been or may be granted to competitors, universities and/or others. Some third parties could bring legal action against us, our licensors or our sublicensees claiming patent infringement, and could seek damages or enjoin manufacturing and marketing of the affected product or its use or the use of a process for the manufacturing of such products. If any such actions were to be successful, in addition to any potential liability for indemnification, damages and attorneys’ fees in certain cases, we could be required to obtain a license, which may not be available, in order to continue to manufacture, use or market the affected product. We also rely upon unpatented proprietary technology because, in some cases, our interest would be better served by reliance on trade secrets or confidentiality agreements than by patents. However, others may independently develop substantially equivalent proprietary information and techniques or gain access to or disclose such proprietary technology. We may not be able to meaningfully protect our rights in such unpatented proprietary technology. We may also conduct research on other pharmaceutical compounds or technologies, the rights to which may be held by, or be subject to patent rights of, third parties. Accordingly, if products based on such research are commercialized, such commercial activities may infringe patents or other rights, which may require us to obtain a license to such patents or other rights.

There can be no assurance that patent applications filed by us or others, in which we have an interest as assignee, licensee or prospective licensee, will result in patents being issued or that, if issued, any of such patents will afford protection against competitors with similar technology or products, or could not be circumvented or challenged. In addition, if we develop certain products that are not covered by any patents, we will be dependent on obtaining market exclusivity under the data exclusivity provisions of the Hatch-Waxman Act for such products. If we are unable to obtain strong proprietary rights protection for our products after obtaining regulatory clearance, competitors may be able to market competing generic products by taking advantage of an abbreviated procedure for obtaining regulatory clearance, including the ability to demonstrate equivalency to our product(s) without being required to conduct lengthy clinical trials. Our license agreements provide for reduced royalties, or, in some cases, foregone royalties in the event of generic competition.

Government Regulation

Government authorities in the United States and in other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, marketing, and export and import of pharmaceutical products such as those we are developing. Failure to comply with applicable requirements, both before and after approval, may subject us, our third-party manufacturers, contractors, suppliers and partners to administrative and judicial sanctions, such as a delay in approving or refusal to approve pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution. Our drug candidates may prove not to be safe or effective, and may not receive regulatory approvals or be successfully commercialized.

U.S. Regulatory Approval.

Overview. In the United States, drugs and drug testing are regulated by the FDA under the Food, Drug, and Cosmetic Act, as well as state and local government authorities. Before our products may be marketed in the United States, they must be approved by the FDA. Our product candidates are in the early stages of testing and none has been approved. The steps required before a drug can be approved generally involve the following:

•	pre-clinical laboratory and animal tests;

•	submission of an application for an exemption for an Investigational New Drug, or IND, application, which must become effective before clinical trials may begin in the United States;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate for each indication for which approval is sought;

•	submission to the FDA of a New Drug Application, or NDA;

•	development of manufacturing processes which conform to FDA-mandated cGMPs and satisfactory completion of our FDA inspection to assess compliance; and

•	FDA review and approval of an NDA.

The testing and approval process requires substantial time, effort, and financial resources. We cannot be certain that any approval will be granted on a timely basis, or at all.

Pre-Clinical Tests. Pre-clinical tests include laboratory evaluation of the product candidate, its chemistry, toxicity, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product candidate. The results of the pre-clinical tests, together with manufacturing information, analytical data and other available information about the product candidate, are submitted to the FDA as part of an IND application. Pre-clinical tests and studies can take several years to complete, and despite completion of those tests and studies the FDA may not permit clinical testing to begin.

The IND Process. An IND application must be effective to administer an investigational drug to humans. The IND application will automatically become effective 30 days after its receipt by the FDA unless the FDA, before that time, raises concerns or questions about the information provided and/or the conduct of the studies as outlined in the IND application. At any time thereafter, the FDA may raise concerns or questions about the conduct of the trials as outlined in the IND application and even impose a clinical hold if the FDA deems appropriate. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin or continue. The IND application process may become extremely costly and substantially delay development of our products. Moreover, positive results in pre-clinical tests will not necessarily indicate positive results in clinical trials.

Clinical Trials. Human clinical trials are typically conducted in three sequential phases that may overlap:

•	Phase I: The drug is initially introduced into human subjects or patients and tested for safety, dosage tolerance, absorption, distribution, excretion and metabolism.

•	Phase II: The drug is introduced into a limited patient population to assess the efficacy of the drug in specific, targeted indications; assess dosage tolerance and optimal dosage; and identify possible adverse effects and safety risks.

•	Phase III: The drug is introduced into an expanded patient population at geographically dispersed clinical study sites to further evaluate clinical efficacy and safety.

Prior to initiation of each clinical study, an independent Institutional Review Board, or IRB, at the medical site proposing to conduct the clinical trials must review and approve the study protocol and study subjects must provide informed consent.

We cannot be certain that we will successfully complete Phase I, Phase II or Phase III testing of our drug candidates within any specific time period, if at all. The FDA and the IRB at each institution at which a clinical trial is being performed may suspend a clinical trial at any time for various reasons, including a belief that the subjects are being exposed to an unacceptable health risk.

The NDA Process. If clinical trials are successful, the next step in the drug regulatory approval process is the preparation and submission to the FDA of an NDA. The NDA is the vehicle through which drug sponsors formally propose that the FDA approve a new pharmaceutical product for marketing and sale in the United States. The NDA must contain a description of the manufacturing process and quality control methods, as well as results of pre-clinical tests, toxicology studies, clinical trials and proposed labeling, among other things. A substantial user fee must also be paid with the NDA, unless an exemption applies.

Upon submission of the NDA, the FDA will make a threshold determination as to whether the application is sufficiently complete to permit review, and if not will issue a refuse to file letter. If the application is accepted for filing, the FDA will attempt to review and take action on the application in accordance with performance goal commitments the FDA has made in connection with the user fee law. These timing commitments will vary depending on whether an NDA is for a priority drug or not, and in any event are not a guarantee that an application will be approved or even acted upon by any specific deadline. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved, but the FDA is not bound by the recommendation of an advisory committee. The FDA may deny or delay approval of applications that do not meet applicable regulatory criteria or if the FDA determines that the clinical data do not adequately establish the safety and efficacy of the drug. In addition, the FDA may approve a product candidate subject to the completion of post-marketing studies, referred to as Phase IV trials. The FDA may also grant approval with restrictive product labeling, or may impose other restrictions on marketing or distribution such as the adoption of a special risk management plan.

Manufacturing and Other Requirements. Both before and after approval, we and our third-party manufacturers are to comply with a number of requirements. For example, certain changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims are subject to additional FDA review and approval. Advertising and other promotional material must comply with FDA requirements and established requirements applicable to drug samples. The NDA holders and manufacturers of approved products will be subject to continual review and periodic inspections by the FDA and other authorities where applicable, and must comply with ongoing requirements, including the FDA’s cGMP requirements. Manufacturers must provide certain safety and efficacy information and make certain other required reports. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval. Because we intend to contract with third parties for manufacturing of our products, our ability to control third-party compliance with FDA requirements will be limited to contractual remedies and rights of inspection.

The FDA’s policies may change and additional government regulations may be promulgated which could prevent or delay regulatory approval of our products. Moreover, increased attention to the containment of health care costs in the United States and in foreign markets could result in new government regulations that could have a material adverse effect on our business. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

We are also subject to various laws and regulations regarding laboratory practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances in connection with our research.

Foreign Regulatory Approval.

We will have to complete approval processes, similar or related to the U.S. approval processes, in virtually every foreign market for our products in order to conduct clinical or pre-clinical research and to commercialize our drug candidates in those countries. The approval procedures and the time required for approvals vary from country to country and may involve additional testing. Foreign approvals may not be granted on a timely basis, or at all. In addition, regulatory approval of prices is required in most countries other than the United States. We face the risk that the resulting prices would be insufficient to generate an acceptable return to us or our collaborators.

Similar to the U.S. regulatory framework, the various phases of pre-clinical and clinical research are subject to significant regulatory controls within the European Union. Variations among national regimes exist. However, most jurisdictions require regulatory and ethics committees approval of interventional clinical trials. Most European regulators also require the submission of adverse event reports during a study and a copy of the final study report.

Under European Union regulatory systems, marketing authorizations may be submitted either under a centralized or decentralized procedure. The centralized procedure is currently mandatory for products developed by means of a biotechnological process and optional for new active substances and other “innovative medicinal products with novel characteristics.” It provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit applications in other European Union member states, requesting them to mutually recognize the marketing authorization already granted. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize the existing approval.

Where possible, we will strive to choose the European regulatory filing route that will most rapidly enable us to obtain the needed regulatory approvals. However, the chosen regulatory strategy may not secure regulatory approvals or approvals of the chosen product indications. In addition, these approvals, if obtained, may take longer than anticipated.

Other Regulatory Matters.

In the United States, our manufacturing, sales, promotion, and other activities following any product approval are subject to regulation by regulatory authorities in addition to the FDA, including the Federal Trade Commission, the Department of Justice, the Centers for Medicare & Medicaid Services, other divisions of the Department of Health and Human Services, and state and local governments. Among other laws and requirements, our sales, marketing and scientific/educational programs will need to comply with the anti- kickback provisions of the Social Security Act, the False Claims Act and similar state laws. Our pricing and rebate programs will need to comply with pricing and reimbursement rules, including the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply.

All of our activities are potentially subject to federal and state consumer protection and unfair competition laws. Finally, certain jurisdictions have other trade regulations from time to time to which our business is subject such as technology or environmental export controls and political trade embargoes.

Employees

We have assembled an experienced and cohesive management and support team, with core competencies in general management, clinical development, regulatory affairs and corporate development. As of October 26, 2006, we have 24 employees, all of whom are full-time employees. We believe that our relations with our employees are good and we have no history of work stoppages.

OUR MANAGEMENT

Directors and Executive Officers

The following table shows information about our directors and executive officers:

Name	Age	Position(s)
Yuichi Iwaki, M.D., Ph.D.	57	Executive Chairman of the Board of Directors, President and Chief Executive Officer and Acting Chief Financial Officer (2)
Alan W. Dunton, M.D.	52	Director (1)
Jeff Himawan, Ph.D.	40	Director (1)
Arlene Morris	54	Director (3)
Hideki Nagao	49	Director (1)
John K.A. Prendergast, Ph.D.	52	Director (3)
Daniel Vapnek	67	Director (2)
Richard E. Gammans, Ph.D.	57	Chief Development Officer
Kenneth W. Locke, Ph.D.	49	Chief Business Officer
Masatsune Okajima	38	Vice President and Head of Japanese Office
Shintaro Asako, CPA	32	Vice President, Accounting and Administration

(1)	Serves as a Class I director, who will serve until the 2008 Annual Meeting of Stockholders.
(2)	Serves as a Class II director, who will serve until the 2009 Annual Meeting of Stockholders.
(3)	Serves as a Class III director, who will serve until the 2007 Annual Meeting of Stockholders.

Yuichi Iwaki is a founder of MediciNova and has served as the chairman of our board of directors since our inception in September 2000, becoming Executive Chairman in July 2005, Acting Chief Executive Officer as of September 30, 2005 and Chief Executive Officer as of March 15, 2006. Dr. Iwaki holds three professorships at the University of Southern California School of Medicine in the Departments of Urology, Surgery and Pathology and has been Director of the Transplantation Immunology and Immunogenetic Laboratory since 1992. He is also a visiting professor at the Nihon University School of Medicine, and Kyushu University. Prior to joining the faculty at the University of Southern California School of Medicine, Dr. Iwaki held professorships at the University of Pittsburgh School of Medicine in the departments of Surgery and Pathology from 1989 through 1991. He received both his M.D. and Ph.D. degrees from Sapporo Medical School in Sapporo, Japan. Dr. Iwaki is the author of 200 peer-reviewed publications and more than 40 book chapters. He has been advising pharmaceutical companies and venture capital funds regarding research and investment strategies for over 20 years and is a board member of several biotechnology companies, including Avigen, Inc, a Nasdaq listed biotechnology company.

Alan Dunton has served as a director of MediciNova since May 2006. Dr. Alan W. Dunton is a recognized expert in prescription drug development and clinical research. His twenty years of experience are marked by the development and approval of the prescription drugs Levaquin® (antibiotic), TOPAMAX® (migraine), Reminyl® (Alzheimer’s disease), Regranex® (diabetic foot ulcers), Risperdal® (antipsychotic) as well as the successful OTC product Aleve® (arthritis). Most recently, since February 2003, Dr. Dunton was President and CEO of Metaphore Pharmaceuticals. Metaphore was acquired by ActivBiotics in December 2005. Before joining Metaphore, Dr. Dunton was the President and Managing Director of the Janssen Research Foundation, a Johnson & Johnson company. In this capacity, he was responsible for the research and development of new prescription drug products marketed by the Johnson & Johnson family of companies worldwide. He was a member of the Group Operating Committee of the J&J Pharmaceutical Group, a member of the Board of Janssen Pharmaceutica, N.V. and Chairman of Janssen-Cilag, International. His experiences also included positions with Roche, CIBA-GEIGY (now Novartis) and Syntex (now Roche). Dr. Dunton also developed and implemented an Ethical Code for the Conduct of Clinical Research and was a recipient of the prestigious Nellie Westerman Prize from the American Federation of Clinical Research for his work in medical ethics. Dr. Dunton received his M.D.

degree from New York University School of Medicine and completed his post-graduate training in Internal Medicine at the New York University Medical Center/Bellevue Hospital VA Medical Center and in Clinical Pharmacology at Cornell University Medical College/New York Hospital.

Jeff Himawan became a director of MediciNova in January 2006. Dr. Himawan is a Managing Director of Essex Woodlands Health Ventures, which he joined in 2001. Essex Woodland Health Ventures and its affiliates own approximately 11.8% of our outstanding common stock. Prior to joining Essex Woodlands Health Ventures, Dr. Himawan was Managing Director and Co-founder of Seed-One Ventures, where he managed the early corporate development of Elusys Therapeutics and Sensatex. Prior to Seed-One, he was a scientist in academic and industrial settings. Dr. Himawan holds a B.S. in biology from the Massachusetts Institute of Technology and a Ph.D. in biological chemistry and molecular pharmacology from Harvard University.

Arlene Morris has served as a director of MediciNova since May 2006. Arlene Morris brings significant expertise in the establishment of strategic partnerships, marketing and operations to MediciNova. She was appointed President and CEO of Affymax, Inc. in June 2003. From 2001 to 2003, Ms. Morris served as the President and CEO of Clearview Projects. Prior to that, Ms. Morris served from 1996 to 2001 as the Senior Vice President, Business Development for Coulter Pharmaceutical. Prior to that, Ms. Morris was the Vice President of Business Development at Scios Inc. from 1993 to 1996, where she completed several high profile transactions including one of the first biotech profit-sharing deals for a late-stage product. From 1977 through 1993, Ms. Morris held various management and executive positions at Johnson & Johnson in sales, marketing, new product development and business development, holding the position of Vice President of Business Development for McNeil Pharmaceutical from 1988 to 1993. She received her B.A. degree in Biology and Chemistry from Carlow College and studied marketing at Western New England College. Arlene is also on the Board of BIO, the Biotechnology Industry Organization.

Hideki Nagao has served as a director of MediciNova since September 2004. Since 1980, he has been employed by the Development Bank of Japan. Mr. Nagao is currently Director General, Department for Technology and Growth Business at the Development Bank of Japan. He graduated from the Faculty of Law of Tokyo University.

John K.A. Prendergast has served as a director of MediciNova since September 2004. Since 1993, he has served as President of SummerCloud Bay Inc., an independent consulting firm providing services to the biotechnology industry. Dr. Prendergast is a co-founder and director of Avigen, Inc., a Nasdaq listed company, where currently he is chairman of the audit, governance and compensation committees. Dr. Prendergast is a co-founder and currently chairman of the board of directors of Palatin Technologies, Inc., whose shares trade on the American Stock Exchange, and AVAX Technologies, Inc., an over-the-counter traded company, and is currently serving as the executive chairman of the board of directors of Antyra, Inc., a privately held biopharmaceutical company. Dr. Prendergast received B.Sc., M.Sc. and Ph.D. degrees from the University of New South Wales, Sydney, Australia and a C.S.S. in Administration and Management from Harvard University.

Daniel Vapnek has served as a director of MediciNova since September 2004. Dr. Vapnek is currently an adjunct professor at the University of California, Santa Barbara. From 1981 through 1999, Dr. Vapnek held various senior research positions at Amgen Inc., a biopharmaceutical company, including Senior Vice President, Research from 1988 to 1996 and Senior Consultant from 1996 to 1999. From February 1994 to May 2001, Dr. Vapnek was a member of the board of directors of Ciphergen, a Nasdaq listed biotechnology company. From October 2000 to November 2004, Dr. Vapnek served on the board of directors of Protein Pathways, a privately held biotechnology company, and served as chairman of the board and CEO from January 2002 to November 2004. Since March 2001, Dr. Vapnek has served on the board of directors of BioArray Solutions, Inc., a privately held molecular diagnostics company which Dr. Vapnek co-founded in 1996. Since February 2002, he has served on the board of directors of Avigen, Inc. and is a member of Avigen’s governance and compensation committees. Dr. Vapnek received a Ph.D. in Microbiology and a B.S. in Zoology from the University of Miami.

Richard E. Gammans served as our Executive Vice President, Clinical Research from June 2004, when he joined MediciNova, to May 2005, when he was promoted to Chief Development Officer. From June 2000 to June 2004, he was Executive Vice President, Research and Development at Incara Pharmaceuticals, a public biopharmaceutical company where he was the executive officer responsible for research, development and regulatory affairs, a member of the corporate controls committee and the executive financing and business development team. From March 1994 to May 2000 he was Senior Vice President, Clinical Research at Interneuron Pharmaceuticals, where he directed the company’s clinical development programs in stroke and anxiety disorders. Prior to joining Interneuron, Dr. Gammans spent 14 years at Bristol-Myers Squibb, where he began as a Senior Scientist and progressed through a series of increasingly more senior positions in toxicology, clinical pharmacology and clinical research and responsibility as Global Project Director for the anti-depressant, Serzone. Dr. Gammans received M.S. and Ph.D. degrees from the University of Georgia School of Pharmacy and holds an M.S. in Management from Purdue University.

Kenneth W. Locke has worked for MediciNova since inception in 2000 in the capacities of Vice President, Research; Senior Vice President, Development Operations & Drug Discovery; and became Senior Vice President, Portfolio Management in June 2004. Dr. Locke was promoted to Chief Business Officer in November 2005. Dr. Locke was formerly Vice President of Research at Tanabe Research Laboratories U.S.A., Inc. where he worked since May 2000. Prior to joining Tanabe Research Laboratories, Dr. Locke served as Executive Director, Pre-clinical Development at Interneuron Pharmaceuticals, Inc. He joined Interneuron in 1989 as Manager, Behavioral Neuroscience, taking on positions of increasing responsibility over the next 11 years. Earlier in his career, Dr. Locke headed Hoechst-Roussel Pharmaceuticals’ laboratories for analgesics and anti-inflammatory research as well as Alzheimer’s disease. Dr. Locke earned an M.S. and Ph.D. in Pharmacology from Emory University School of Medicine.

Masatsune Okajima was appointed as our Vice President and Head of Japanese Office in September 2006. Since 2002, he has served as Deputy General Manager, Daiwa Securities SMBC Co., Ltd. From 1999 through 2002, Mr. Okajima served as Manager, Daiwa Securities SB Capital Markets Co., Ltd. (currently Daiwa Securities SMBC Co., Ltd.). From 1996 to 1999, Mr. Okajima served as Manager, Sumitomo Capital Securities Co., Ltd. and between 1991 and 1996 Mr. Okajima served in various positions at Sumitomo Bank, Ltd. (currently Mitsui Sumitomo Bank). Mr. Okajima graduated with a B.S. Degree from the Department of Science and Technology, Tokyo Science University.

Shintaro Asako was appointed as our Vice President, Accounting and Administration in November 2005 and served as our Vice President, Accounting and Financial Reporting from July 2005 to October 2005. Mr. Asako became our Vice President, Accounting and Administration in November 2005. From October 2004 to July 2005, Mr. Asako was an audit senior manager at KPMG LLP, where he provided a variety of audit and business consulting services to multinational clients and industries including pharmaceutical, manufacturing, distribution and freight-forwarding and transportation. Mr. Asako was also responsible for the development and expansion of KPMG’s Japanese practice in the Orange County and San Diego areas. Prior to becoming audit senior manager, Mr. Asako held the positions of supervisory senior auditor from June 2002 to March 2003 and audit manager from April 2003 to September 2004. Before joining KPMG, he spent four years with Arthur Andersen LLP providing audit and tax advisory services. Mr. Asako is a graduate of the Leventhal School of Accounting at the University of Southern California. Mr. Asako is a certified public accountant of the state of California and a member of the American Institute of Certified Public Accountants.

Independent Directors and Audit Committee

The Board believes that a majority of the Board members should be independent directors. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, as directors. The Board has determined that each of our directors other than Drs. Iwaki and Himawan is an independent director as defined by the listing standards of the Nasdaq Marketplace Rules (the “Nasdaq Rules”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

The members of the Audit Committee each meet the independence standards established by the SEC for audit committees. Although each member of the Audit Committee has been selected by the Board based on its determination that the Audit Committee members are fully qualified to monitor the performance of management, our public disclosures of our financial condition and results of operations, our internal controls over financial reporting and the performance of our independent auditors, as well as to analyze and evaluate our financial statements, the Board has determined that none of the members of the Audit Committee meets all of the criteria set forth in the SEC rules to qualify as an “audit committee financial expert.” The Board has determined that it is appropriate for the Audit Committee not to have an “audit committee financial expert” at this time because our financial statements are not overly complex, given the current stage of our development, and because we do not currently have any revenues from the commercialization of our product candidates.

Board Committees

The Board has three standing committees which were formed in September 2004 in anticipation of our initial public offering: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board appoints the members and chairpersons of these committees. Each member of these committees is an independent director in accordance with the Nasdaq Rules and the rules and regulations of the SEC. Each committee has a written charter approved by the Board. The members of each committee and the functions of each committee are set forth below:

Audit Committee

The members of the Audit Committee are Dr. Prendergast (Chairman), Dr. Vapnek, Mr. Nagao and Dr. Dunton. The Audit Committee assists the Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by the Company’s independent registered public accounting firm and reviewing its reports regarding the Company’s accounting practices and systems of internal accounting controls. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm and for ensuring that such firm is independent of management.

Compensation Committee

The members of the Compensation Committee are Dr. Prendergast (Chairman), Dr. Vapnek, Mr. Nagao and Ms. Morris. The Compensation Committee determines the Company’s general compensation policies and practices. The Compensation Committee reviews and approves compensation packages for the Company’s officers and, based upon such review, recommends overall compensation packages for the officers to the Board. The Compensation Committee also reviews and determines equity-based compensation for the Company’s directors, officers, employees and consultants and administers the Company’s stock option plans.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Dr. Prendergast (Chairman), Dr. Vapnek, Mr. Nagao, Dr. Dunton and Ms. Morris. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board and for overseeing the Company’s corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters.

THE SECURITIES WE MAY OFFER

We may, from time to time, offer under this prospectus:

•	shares of common stock,

•	shares of one or more series of preferred stock,

•	one or more series of debt securities, and

•	warrants to purchase shares of common stock or preferred stock, debt securities or any combination of such shares and debt securities,

separately, together or as units with other offered securities, in one or more offerings. The aggregate initial offering price of the offered securities will not exceed $100,000,000 (such amount represents the issue price rather than the principal amount of any debt securities issued at original issue discount).

DESCRIPTION OF THE COMMON STOCK WE MAY OFFER

The following description of our common stock is only a summary. We encourage you to read our certificate of incorporation and bylaws, which are incorporated into the registration statement of which this prospectus forms a part. We also refer you to the section of this prospectus entitled “Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws” for a discussion of certain provisions that could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. As of the date of this prospectus, we are authorized to issue up to 200,000,000 shares of common stock, par value $0.001 per share. As of October 26, 2006, there were 103,163,856 shares of our common stock issued and outstanding.

Subject to preferences that may be applicable to any shares of preferred stock outstanding from time to time, if any, the holders of common stock are entitled to the following:

Dividends

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as the board of directors from time to time may determine, subject to any preferential dividend rights of any holder of outstanding shares of our preferred stock.

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Preemptive Rights, Conversion and Redemption

Our common stock is not subject to preemptive rights and will not be subject to conversion or redemption.

Liquidation, Dissolution and Winding-up

Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any preferred stock.

Each outstanding share of our common stock is duly and validly issued, fully paid and non-assessable.

DESCRIPTION OF THE PREFERRED STOCK WE MAY OFFER

The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms that will be disclosed in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by us, which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of our certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The certificate of designation relating to the particular series of preferred stock offered by an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. We also refer you to the section of this prospectus entitled “Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws” for a discussion of certain provisions that could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult.

As of the date of this prospectus, we are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share, of which, no shares of preferred stock are outstanding. Our board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series. Each series of preferred stock will have the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, as our board of directors determines.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

•	the number of shares in the series of preferred stock;

•	the designation for the series of preferred stock by number, letter or title that will distinguish the series from any other series of preferred stock;

•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, non-cumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the liquidation preference per share of that series of preferred stock; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

The transfer agent, registrar, dividend disbursing agent and redemption agent, if any, for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

This prospectus describes the general terms and provisions of the debt securities we may offer and sell by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may offer under this prospectus up to $100,000,000 in aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial offering price of up to $100,000,000. We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a prospectus supplement, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt.

The debt securities will be issued under an indenture between us and a trustee. We have summarized the general features of the debt securities to be governed by the indenture. The summary is not complete. The executed indenture will be incorporated by reference from a current report on Form 8-K. We encourage you to read the indenture, because the indenture, and not this summary, will govern your rights as a holder of debt securities. Capitalized terms used in this summary will have the meanings specified in the indenture. References to “we,” “us” and “our” in this section, unless the context otherwise requires or as otherwise expressly stated, refer to MediciNova, Inc.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

We may issue an unlimited amount of debt securities under the indenture, and the debt securities may be in one or more series with the same or various maturities, at par, at a premium or at a discount. Except as set forth in any prospectus supplement, we will also have the right to “reopen” a previous series of debt securities by issuing additional debt securities of such series without the consent of the holders of debt securities of the series being reopened or any other series. Any additional debt securities of the series being reopened will have the same ranking, interest rate, maturity and other terms as the previously issued debt securities of that series. These additional debt securities, together with the previously issued debt securities of that series, will constitute a single series of debt securities under the terms of the applicable indenture.

We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and other terms of the debt securities, which will include some or all of the following:

•	the form (including whether the debt securities will be issued in global or certificated form) and title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest;

•	the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and premium and interest on, the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any conversion provisions, including the security into which the debt securities are convertible, the conversion price, the conversion period, provisions as to whether conversion will be mandatory, at the option of the holder or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of debt securities are redeemed;

•	whether the debt securities will be senior debt securities or subordinated debt securities and, if applicable, a description of the subordination terms thereof;

•	any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and

•	any other terms of the debt securities, which may modify, delete, supplement or add to any provision of the indenture as it applies to that series.

We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depositary Trust Company, as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement.

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than us) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met, including any additional conditions described in the applicable prospectus supplement.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of, or premium on, or change the fixed maturity of, any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or premium or interest on, any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and premium and interest on, those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharging Our Obligations

We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen, destroyed or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the trustee, we meet some specific requirements. Among other things:

•	we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law;

•	we may not have a default on the debt securities discharged on the date of deposit;

•	the discharge may not violate any of our agreements; and

•	the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York.

DESCRIPTION OF THE WARRANTS WE MAY OFFER

This section describes the general terms and provisions of the warrants we may offer and sell by this prospectus. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement as well as any general terms described in this section that will not apply to those warrants.

We may issue warrants for the purchase of shares of our common stock or preferred stock, debt securities or any combination of such shares and debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agreement will be filed as an amendment to the registration statement of which this prospectus forms a part or filed in a current report on Form 8-K and incorporated by reference in the registration statement of which this prospectus form a part. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable:

•	the aggregate number of the securities covered by the warrant;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrant;

•	the exercise price for our debt securities, the amount of debt securities upon exercise you will receive, and a description of that series of debt securities;

•	the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

•	the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise;

•	the expiration date for exercising the warrant;

•	the minimum or maximum amount of warrants that may be exercised at any time;

•	a discussion of U.S. federal income tax consequences; and

•	any other material terms of the securities warrants.

After the warrants expire they will become void. The prospectus supplement will describe how to exercise warrants. The prospectus supplement may provide for the adjustment of the exercise price of the securities warrants.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW,

OUR CERTIFICATE OF INCORPORATION AND OUR BYLAWS

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or Delaware law, regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Removal of Directors and Vacancies

Our certificate of incorporation and our bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of a majority of our shares of capital stock present in person or by proxy and entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third-party to acquire, or discourage a third-party from seeking to acquire, control of our company.

No Cumulative Voting

Our certificate of incorporation and bylaws do not provide for cumulative voting.

Stockholder Meetings

Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Undesignated Preferred Stock

The authorization in our certificate of incorporation of undesignated preferred stock makes it possible for our board of directors, without obtaining further stockholder approval, to issue preferred stock with voting rights or other rights or preferences that could impede the success of any attempt to take control of us.

PLAN OF DISTRIBUTION

We may sell the securities that we may offer by this prospectus:

•	directly to one or more purchasers;

•	through agents;

•	to and through one or more underwriters;

•	to and through one or more dealers;

•	or through a combination of any such method of sale.

The distribution of securities pursuant to any applicable prospectus supplement may be effected from time to time in one or more transactions either:

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	or at negotiated prices.

Each time we sell the securities described in this prospectus, the particular terms of the offering of the securities, including the following: the names of any underwriters, the purchase price and the proceeds we will receive from the sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial offering price, any discounts or concessions allowed or reallowed or paid to dealers, the method of distribution of the securities, any securities exchanges on which the securities of the series may be listed, and any other information we think is important.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If an underwriter is, or underwriters are, utilized in the sale of securities, we will execute an underwriting agreement with such underwriters at the time of such sale to them. The securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed offering price, or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.

If a dealer is utilized in the sale of securities, we will sell the securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. Any initial offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters, dealers and agents may be entitled, under agreements that may be entered into with us, to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act, or to contribution for payments which the agents or underwriters may be required to make relating to those liabilities. Any agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase the securities from us pursuant to contracts providing for payment and delivery on a future date or dates set forth in the applicable prospectus supplement. Institutions with which such contracts may be made may include, but are not limited to, commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will not be subject to any conditions except that the purchase of any securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and if any of the securities being offered are also sold to underwriters, we shall have sold to such underwriters the securities not for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility with respect to the validity or performance of such contracts. The prospectus supplement relating to such contracts will set forth the price to be paid for the securities pursuant to such contracts, the commissions payable for solicitation of such contracts and the date or dates in the future for delivery of offered shares pursuant to such contracts.

To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we have sold to them. In such circumstances, such persons would cover the over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of our securities by bidding for or purchasing any of our securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if shares that they sold are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the shares at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Any series of securities may be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

We are currently contemplating issuing a certain numbers of our common stock in an underwritten offering shortly after the registration statement containing this prospectus is declared effective by the SEC. We have not determined the timing or terms of such an offering. Total underwriters’ compensation to be paid by us is not expected to exceed 8.0% of the gross proceeds from the offering. The price and other terms for the offering have not been determined at this time, but will be reflected in a prospectus supplement that will be filed with the SEC if and when we decide to proceed with any such offering.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell or de-register all of the securities covered by this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2005, filed February 16, 2006;

•	our quarterly report on Form 10-Q for the period ended September 30, 2006, filed November 9, 2006;

•	our quarterly report on Form 10-Q and Form 10-Q/A for the period ended June 30, 2006, filed August 9, 2006 and August 11, 2006, respectively;

•	our quarterly report on Form 10-Q for the period ended March 31, 2006, filed May 10, 2006;

•	our Definitive Proxy Statements on Schedule 14A filed September 8, 2006 and April 13, 2006;

•	our current reports on Form-8K filed November 2, 2006, October 17, 2006; September 29, 2006; June 16, 2006; June 15, 2006; June 12, 2006; June 9, 2006; May 15, 2006; and January 13, 2006; and

•	all of our filings pursuant to the Exchange Act of 1934, as amended, after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

MediciNova, Inc.

4350 La Jolla Village Drive, Suite 950

San Diego, California 92122

(858) 373-1500

This prospectus is part of our “shelf” registration statement. We filed the registration statement with the SEC under the Securities Act of 1933, as amended, to register the securities that may be offered by this prospectus, including any applicable prospectus supplement. Not all of the information in the registration statement appears in this prospectus, or will appear in any prospectus supplement. You should refer to the registration statement and to the exhibits filed with the registration statement for further information about us and the securities offered by this prospectus.

LEGAL MATTERS

Selected legal matters with respect to the validity of the shares of common stock offered in this prospectus will be passed upon for MediciNova, Inc. by Pillsbury Winthrop Shaw Pittman LLP, San Diego, California. A member of Pillsbury Winthrop Shaw Pittman LLP serves as our Secretary and holds an option to purchase 100,000 shares of our common stock at a per share purchase price of $1.00.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K at December 31, 2005 and 2004, and for each of the three years in the period ended December 31. 2005 and the period from September 26, 2000 (inception) through December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses and Issuance of Distribution

Set forth below is an estimate (except in the case of the SEC registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and commission, if any, incurred in connection with the sale of the securities:

SEC Registration Fee	$10,700
Printing Expenses	100,000
Legal Fees and Expenses	200,000
Accounting Fees and Expenses	100,000
Miscellaneous	5,000

Total	$415,700

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the “Securities Act”).

As permitted by Delaware General Corporation Law, our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

As permitted by the Delaware General Corporation Law, our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.

We have also entered into agreements with certain of our directors and executive officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent not prohibited by law.

We have purchased directors and officers liability insurance.

Item 16.	Exhibits

The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated into this Registration Statement by reference.

Exhibit Number	Description
3.1(1)	Restated Certificate of Incorporation of the Registrant.

3.2(1)	Amended and Restated Bylaws of the Registrant.

4.1(1)	Specimen of Common Stock Certificate.

4.2(1)	Amended and Restated Registration Rights Agreement by and among the Registrant, its founders and the investors named therein, dated September 2, 2004.

Exhibit Number	Description
4.3(1)	Amended and Restated Stock Purchase Warrant held by Takashi Kiyoizumi, dated September 2, 2004.

4.4(1)	Amended and Restated Stock Purchase Warrant held by Yuichi Iwaki, dated September 2, 2004.

4.5(6)	Form of Indenture.

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

10.1(2)	2000 General Stock Incentive Plan of the Registrant.

10.2(2)	2004 Stock Incentive Plan of the Registrant.

10.3(5)	Form of Indemnification Agreement between the Registrant and its officers and directors.

10.4(2)†	License Agreement between the Registrant and Kyorin Pharmaceutical Co., Ltd., dated March 14, 2002.

10.5(2)†	License Agreement between the Registrant and Angiogene Pharmaceuticals, Ltd., dated June 19, 2002.

10.6(2)†	License Agreement by and among the Registrant, Riken and Dr. Katsuhiko Mikoshiba, dated June 1, 2003.

10.7(2)†	Exclusive License Agreement between the Registrant and Kissei Pharmaceutical Co., Ltd., dated February 25, 2004.

10.8(2)†	License Agreement between the Registrant and Mitsubishi Pharma Corporation, dated April 27, 2004.

10.9(2)†	Master Services Agreement between the Registrant and Argenes Inc., dated June 25, 2004.

10.11(1)	Employment Agreement between the Registrant and Richard E. Gammans, Ph.D., dated June 14, 2004.

10.12(1)	Employment Agreement between the Registrant and Kenneth W. Locke, Ph.D., dated September 26, 2000, as amended.

10.13(1)	Employment Agreement between the Registrant and Joji Suzuki, M.D., Ph.D., effective May 10, 2004, as amended.

10.14(1)	Research Services Agreement between the Registrant and Tanabe Research Laboratories U.S.A., Inc., dated June 1, 2001.

10.15(2)	License Agreement between the Registrant and Kyorin Pharmaceutical Co., Ltd., dated October 22, 2004.

10.16(2)	Office Lease Agreement between the Registrant and CA-LA Jolla II Limited Partnership, dated January 28, 2004 and the First Amendment thereto, dated August 10, 2004.

10.17(2)	Consulting Agreement between the Registrant and Dr. Yuichi Iwaki, dated as of November 22, 2004.

10.18(3)	License Agreement between the Registrant and Mitsubishi Pharma Corporation, dated December 8, 2004.

10.19(4)	Second Amendment to Office Lease Agreement between the Registrant and CA-La Jolla II Limited Partnership, dated March 21, 2005.

10.20(5)	Executive Employment Agreement between the Registrant and Shintaro Asako, CPA, dated July 18, 2005.

10.21(7)†	License Agreement, dated October 31, 2006 by and between MediciNova, Inc. and Meiji Seika Kaisha, Ltd.

10.22(7)†	License Agreement, dated October 31, 2006 by and between MediciNova, Inc. and Meiji Seika Kaisha, Ltd.

Exhibit Number	Description
12.1(6)	Computation of the Ratio of Earnings to Fixed Charges.

12.2(6)	Computation of the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in Signature page).

(1)	Filed with the Registrant’s Registration Statement on Form S-1 filed October 1, 2004 and incorporated herein by reference.

(2)	Filed with the Registrant’s Amendment to Registration Statement on Form S-1/A filed November 24, 2004 and incorporated herein by reference.

(3)	Filed with the Registrant’s Amendment to Registration Statement on Form S-1/A filed January 6, 2005 and incorporated herein by reference.

(4)	Filed with the Registrant’s Quarterly Report on Form 10-Q filed May 12, 2005 and incorporated herein by reference.

(5)	Filed with the Registrant’s Registration Statement on Form S-1 filed September 1, 2005 and incorporated herein by reference.

(6)	Filed with the Registrant’s Registration Statement on Form S-3 filed October 27, 2006 and incorporated herein by reference.

(7)	Filed with the Registrant’s Current Report on Form 8-K filed November 2, 2006 and incorporated herein by reference.

†	Portions of this Exhibit have been omitted pursuant to a grant of confidential treatment by the SEC. Omitted information has been filed separately with the Securities and Exchange Commission.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this amendment to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on November 14, 2006.

MEDICINOVA, INC.

By:	/s/ YUICHI IWAKI
Yuichi Iwaki, M.D., Ph.D.
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dated stated.

Signature	Title	Date

/s/ YUICHI IWAKI Yuichi Iwaki, M.D., Ph.D.	Director, Executive Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	November 14, 2006

/s/ SHINTARO ASAKO Shintaro Asako	Chief Financial Officer (Principal Financial and Accounting Officer)	November 14, 2006

/s/ ALAN W. DUNTON* Alan W. Dunton, M.D.	Director	November 14, 2006

/s/ JEFF HIMAWAN* Jeff Himawan, Ph.D.	Director	November 14, 2006

/s/ ARLENE M. MORRIS* Arlene M. Morris	Director	November 14, 2006

/s/ HIDEKI NAGAO* Hideki Nagao	Director	November 14, 2006

/s/ JOHN K.A. PRENDERGAST* John K.A. Prendergast, Ph.D.	Director	November 14, 2006

/s/ DANIEL VAPNEK* Daniel Vapnek, Ph.D.	Director	November 14, 2006

*By:	/s/ YUICHI IWAKI	November 14, 2006
Yuichi Iwaki, M.D., Ph.D.
(Attorney-in-fact)

EXHIBIT INDEX

Exhibit Number	Description
3.1(1)	Restated Certificate of Incorporation of the Registrant.

3.2(1)	Amended and Restated Bylaws of the Registrant.

4.1(1)	Specimen of Common Stock Certificate.

4.2(1)	Amended and Restated Registration Rights Agreement by and among the Registrant, its founders and the investors named therein, dated September 2, 2004.

4.3(1)	Amended and Restated Stock Purchase Warrant held by Takashi Kiyoizumi, dated September 2, 2004.

4.4(1)	Amended and Restated Stock Purchase Warrant held by Yuichi Iwaki, dated September 2, 2004.

4.5(6)	Form of Indenture.

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

10.1(2)	2000 General Stock Incentive Plan of the Registrant.

10.2(2)	2004 Stock Incentive Plan of the Registrant.

10.3(5)	Form of Indemnification Agreement between the Registrant and its officers and directors.

10.4(2)†	License Agreement between the Registrant and Kyorin Pharmaceutical Co., Ltd., dated March 14, 2002.

10.5(2)†	License Agreement between the Registrant and Angiogene Pharmaceuticals, Ltd., dated June 19, 2002.

10.6(2)†	License Agreement by and among the Registrant, Riken and Dr. Katsuhiko Mikoshiba, dated June 1, 2003.

10.7(2)†	Exclusive License Agreement between the Registrant and Kissei Pharmaceutical Co., Ltd., dated February 25, 2004.

10.8(2)†	License Agreement between the Registrant and Mitsubishi Pharma Corporation, dated April 27, 2004.

10.9(2)†	Master Services Agreement between the Registrant and Argenes Inc., dated June 25, 2004.

10.11(1)	Employment Agreement between the Registrant and Richard E. Gammans, Ph.D., dated June 14, 2004.

10.12(1)	Employment Agreement between the Registrant and Kenneth W. Locke, Ph.D., dated September 26, 2000, as amended.

10.13(1)	Employment Agreement between the Registrant and Joji Suzuki, M.D., Ph.D., effective May 10, 2004, as amended.

10.14(1)	Research Services Agreement between the Registrant and Tanabe Research Laboratories U.S.A., Inc., dated June 1, 2001.

10.15(2)	License Agreement between the Registrant and Kyorin Pharmaceutical Co., Ltd., dated October 22, 2004.

10.16(2)	Office Lease Agreement between the Registrant and CA-LA Jolla II Limited Partnership, dated January 28, 2004 and the First Amendment thereto, dated August 10, 2004.

10.17(2)	Consulting Agreement between the Registrant and Dr. Yuichi Iwaki, dated as of November 22, 2004.

Exhibit Number	Description
10.18(3)	License Agreement between the Registrant and Mitsubishi Pharma Corporation, dated December 8, 2004.

10.19(4)	Second Amendment to Office Lease Agreement between the Registrant and CA-La Jolla II Limited Partnership, dated March 21, 2005.

10.20(5)	Executive Employment Agreement between the Registrant and Shintaro Asako, CPA, dated July 18, 2005.

10.21(7)†	License Agreement, dated October 31, 2006 by and between MediciNova, Inc. and Meiji Seika Kaisha, Ltd.

10.22(7)†	License Agreement, dated October 31, 2006 by and between MediciNova, Inc. and Meiji Seika Kaisha, Ltd.

12.1(6)	Computation of the Ratio of Earnings to Fixed Charges.

12.2(6)	Computation of the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in Signature page).

(1)	Filed with the Registrant’s Registration Statement on Form S-1 filed October 1, 2004 and incorporated herein by reference.

(2)	Filed with the Registrant’s Amendment to Registration Statement on Form S-1/A filed November 24, 2004 and incorporated herein by reference.

(3)	Filed with the Registrant’s Amendment to Registration Statement on Form S-1/A filed January 6, 2005 and incorporated herein by reference.

(4)	Filed with the Registrant’s Quarterly Report on Form 10-Q filed May 12, 2005 and incorporated herein by reference.

(5)	Filed with the Registrant’s Registration Statement on Form S-1 filed September 1, 2005 and incorporated herein by reference.

(6)	Filed with the Registrant’s Registration Statement on Form S-3 filed October 27, 2006 and incorporated herein by reference.

(7)	Filed with the Registrant’s Current Report on Form 8-K filed November 2, 2006 and incorporated herein by reference.

†	Portions of this Exhibit have been omitted pursuant to a grant of confidential treatment by the SEC. Omitted information has been filed separately with the Securities and Exchange Commission.